UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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VIRTUS INVESTMENT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 Pearl Street, Hartford, Connecticut 06103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time, Date and Place:	10:30 A.M. EDT, April 28, 2011 at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut.

Date of Mailing:	This Notice of Annual Meeting and Proxy Statement is first being mailed and/or made available to shareholders of record of Virtus Investment Partners, Inc. on March 16, 2011.

Items of Business:

1.	To elect three Class III directors nominated by our Board of Directors and named in the Proxy Statement, by the holders of our Common Stock, each to hold office for a three-year term expiring at the 2014 annual meeting of shareholders or upon his successor being elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

5.	To consider and transact such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement thereof.

Shareholders Eligible to Vote:

The Company’s Board of Directors has fixed the close of business on February 28, 2011 as the record date for the determination of shareholders entitled to receive notice of, and to vote on, all matters presented at the 2011 Annual Meeting or any adjournments or postponements thereof.

Proxy Voting and Internet Availability of Proxy Materials:

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, our shareholders will receive a Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and 2011 Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire.

The Proxy Statement and the Annual Report and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.proxyvoting.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

It is important that your shares be represented and voted at the meeting.

You may vote your shares by voting on the Internet, by telephone,

in person at the meeting, or by completing and returning a proxy card.

By Order of the Board of Directors,

MARK S. FLYNN

SECRETARY

MARCH 16, 2011

HARTFORD, CONNECTICUT

i

GENERAL INFORMATION

ABOUT THIS PROXY STATEMENT AND THE 2011 ANNUAL MEETING

Why am I receiving these proxy materials?

These proxy materials are being provided to the shareholders of Virtus Investment Partners, Inc., a Delaware corporation (“Virtus,” the “Company,” “we,” “our,” or “us”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at our 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) and at any adjournment or postponement thereof, to be held April 28, 2011 at 10:30 AM EDT at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut. The Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions, together with our 2011 Annual Report, will be mailed and/or made available to each shareholder entitled to vote starting on or about March 16, 2011.

Shareholders are invited to attend the 2011 Annual Meeting and are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting, as described in this Proxy Statement.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials over the Internet instead of mailing a full set of printed proxy materials to certain of our shareholders. Accordingly, on or about March 16, 2011, a Notice of Internet Availability of Proxy Materials is being mailed to our shareholders, which provides instructions on how to access our proxy materials on the Internet and vote or, alternatively, how to request that a copy of the proxy materials be sent to them by mail.

Who is entitled to vote and how many votes are needed to approve the proposals?

Only holders of record of our Common Stock, par value $0.01 per share (the “Common Stock”), and our Series B Voting Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), at the close of business on February 28, 2011 (the “Record Date”) are entitled to vote at the 2011 Annual Meeting or any adjournment or postponement thereof.

As of the Record Date, there were 6,217,660 shares of our Common Stock and 35,217 shares of our Series B Preferred Stock outstanding.

At the 2011 Annual Meeting, our shareholders will be asked to consider and vote upon the following matters:

Proposals Subject to a Vote of our Common Stock

Election of directors by holders of record of our Common Stock

One of the matters to be considered at the meeting by the holders of our Common Stock is the election of the three directors nominated and approved by our Board for the three Class III director seats, each to hold office for a three-year term expiring at the 2014 annual meeting of shareholders or upon his successor being elected and qualified, or until his earlier resignation, retirement, death, disqualification or removal. Only the holders of Common Stock will have the right to vote for the election of these three directors. A plurality of the affirmative votes by the holders of Common Stock present in person or represented by proxy and entitled to vote is required for the election of each such director nominee. Each holder of record of Common Stock as of the Record Date will be entitled to one vote for each share held. Abstentions and broker non-votes will have no effect on the director election since only votes “FOR” a nominee will be counted.

Proposals Subject to a Vote of our Common Stock and Series B Preferred Stock

The holders of our Common Stock and our Series B Preferred Stock will vote together on the (i) ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011; (ii) advisory vote on executive compensation; and (iii) advisory vote on the frequency of the advisory vote on executive compensation. Each share of our Common Stock is entitled to one vote and each share of our Series B Preferred Stock is entitled to 38.3139 votes, which is the number of votes equal to the number of shares of Common Stock into which each such share of Series B Preferred Stock was convertible at the time of the Record Date. Accordingly, the Series B Preferred Stock is entitled to 1,349,300 votes in the aggregate, or approximately 17.8% of all votes eligible to be cast at the 2011 Annual Meeting, other than for the election of directors.

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011 requires that a majority of the votes represented at the 2011 Annual Meeting, in person or by proxy and entitled to vote, be voted “FOR” the proposal. If you vote to “ABSTAIN” with respect to this proposal, your shares will be counted as present for purposes of establishing a quorum, but the abstention will have the same effect as a vote “AGAINST” the proposal.

Approval of the advisory vote on executive compensation

We are providing for an advisory vote on executive compensation as required pursuant to Section 14A of the Securities Exchange Act of 1934. In reviewing the results of the advisory vote on executive compensation, the Board expects to review and consider votes cast “FOR” or “AGAINST” the proposal. Due to the unique nature of this “advisory” vote on the Company’s compensation program for all named executive officers, in determining the outcome of this advisory shareholder vote on the approval of this proposal, the Board does not expect to consider any abstentions as either in favor or not in favor of the proposal. Broker non-votes will have no effect on this proposal.

Advisory vote on the frequency of the advisory vote on executive compensation

We are providing for an advisory vote regarding how frequently the Company should conduct advisory votes on executive compensation as required pursuant to Section 14A of the Securities Exchange Act of 1934. The Board has determined that the frequency which receives the highest number of votes cast by shareholders will be viewed as representing the frequency that shareholders believe should be chosen by the Board. Abstentions and broker non-votes will have no effect on this advisory vote because only votes indicating a preference for the frequency of the advisory vote on executive compensation will be considered.

What are the voting recommendations of the Company’s Board of Directors?

The Board of Directors recommends a vote:

•	“FOR” the election of the Board’s director nominees named in this Proxy Statement;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

•	“FOR” the approval, on an advisory basis, of named executive officer compensation; and

•	For the approval, on an advisory basis, of an advisory vote on executive compensation once every “THREE” years.

How many votes are required to conduct the 2011 Annual Meeting?

The presence at the meeting, in person or represented by proxy, of the holders of record of one-third of the shares entitled to vote on any matter at the meeting (based on the number of votes that are eligible to be cast on any matter at the meeting) will constitute a quorum for the transaction of business at the 2011 Annual Meeting. Where a separate vote by a class or series is required for any matter, the presence in person or by proxy of the holders of record of one-third of the shares of such class or series (based on the number of votes that are eligible to be cast on any matter at the meeting) shall constitute a quorum entitled to take action for the vote on such matter. You will be counted as present at the meeting if you attend the meeting and vote in person or if you vote by proxy via the Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How are votes counted?

A representative from BNY Mellon Shareowner Services, the Company’s transfer agent, will serve as the inspector of elections for the 2011 Annual Meeting and will tabulate the Common Stock votes for each proposal. A Company officer will serve as the inspector of elections for the Series B Preferred Stock votes at the 2011 Annual Meeting.

How do I vote?

Whether you hold your shares directly as a shareholder of record, or beneficially in street name, you may vote your shares without attending the 2011 Annual Meeting. Even if you plan to attend the 2011 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability of Proxy Materials has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by submitting voting instructions to such person in accordance with the directions outlined in the Notice of Internet Availability of Proxy Materials.

If you hold shares in your name as a holder of record, you are considered the “shareholder of record” with respect to those shares. You can vote your shares:

•	over the Internet at http://www.proxyvoting.com/vrts;

•	by telephone, toll free at 1-866-540-5760; or

•

if you request delivery of a full set of proxy materials, by completing and returning a proxy card which will be mailed to you, along with a postage-paid envelope (or, which may be mailed to you, at the Company’s option, beginning on or after the tenth day following the mailing of the Notice of Internet Availability).

The deadline for voting by Internet or telephone is 11:59 PM, Eastern Time, on Wednesday, April 27, 2011. For persons holding shares in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “Virtus 401(k) Plan”), the trustee must receive your vote by no later than 11:59 PM, Eastern Time, on Monday, April 25, 2011.

Registered holders may vote in person at the 2011 Annual Meeting, but beneficial owners must obtain a legal proxy from the broker, bank or other holder of record authorizing the beneficial holder to vote such shares at the meeting. You cannot vote shares held under the Virtus 401(k) Plan in person at the meeting.

Can I change or revoke my vote?

Yes. You may change or revoke your proxy at any time before it is voted. If you are a shareholder of record, you may change your vote after submitting your proxy, whether submitted by mail, the Internet or telephone, either by (i) submitting another proxy with a later date, as long as it is received prior to the time the earlier dated proxy is exercised, or (ii) by attending the 2011 Annual Meeting and voting in person. Your attendance at the meeting will not automatically revoke your proxy, you must vote at the meeting to revoke your proxy. If you are a beneficial owner of shares, please contact your bank, broker or other holder of record for specific instructions on how to change or revoke your vote.

What is a “proxy”?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. The Board is asking you to allow any of the persons named on the proxy card to act as your proxy holder and vote your shares at the 2011 Annual Meeting. The persons named as your proxy holders will vote your proxy in accordance with your specifications. Unless you specify otherwise, the persons named as your proxy holders on the Company’s proxy form will vote in accordance with the voting recommendations of the Board in connection with the matters listed on the proxy form and in their discretion on any other matters that come before the 2011 Annual Meeting to be voted on.

If you are a participant in the Virtus 401(k) Plan, your proxy represents all shares that you own through such plans, assuming that your shares are registered in the same name, and your proxy will serve as a voting instruction for the trustee of such plans. If you own your shares through the Virtus 401(k) Plan and you do not vote, the Virtus 401(k) Plan trustee will not vote your shares.

What are “broker non-votes” and “abstentions”?

A broker non-vote occurs when a bank, broker or other registered holder of record holds shares for a beneficial owner but is not empowered to vote on a particular proposal on behalf of such beneficial owner because such proposal is considered to be “non-routine.” A broker non-vote is not considered a share entitled to vote, and will have no effect for purposes of determining the approval of the proposals to be acted upon.

This means that if a brokerage firm holds shares on your behalf, those shares will not be voted on the non-routine proposals presented at the 2011 Annual Meeting, unless you expressly provide voting instructions to that firm. The non-routine proposals that will be presented at the 2011 Annual Meeting are the election of directors, the shareholder advisory vote on our executive compensation program, and the advisory vote on the frequency of the advisory vote on our executive compensation. Routine items include the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

In order to ensure that any shares held on your behalf by a brokerage firm or other organization are voted in accordance with your wishes, we encourage you to provide voting instructions to that firm or organization.

An abstention is a properly signed proxy card which is marked “ABSTAIN” as to a particular matter.

Who may attend the meeting?

All shareholders of record as of the Record Date may attend the 2011 Annual Meeting. To gain admission, you will need valid picture identification or other proof that you are a shareholder of record of Virtus shares as of the Record Date. To obtain directions to attend the 2011 Annual Meeting and vote in person, please contact Investor Relations by sending an email to: investor.relations@virtus.com.

Why did my household receive only one Notice of Internet Availability of Proxy Materials or why did I receive more than one Notice of Internet Availability of Proxy Materials?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, when multiple shareholders of record of Common Stock share the same address, we may deliver only one Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of proxy materials) to that address unless we have received contrary instructions from one or more of those shareholders. The same procedure applies to brokers and other nominees holding shares of our Common Stock in “street name” for more than one beneficial owner with the same address.

If a shareholder holds shares of Common Stock in multiple accounts (e.g., with our transfer agent and/or banks, brokers or other registered shareholders), we may be unable to use the householding procedures and, therefore, that shareholder may receive multiple copies of the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable). You should follow the instructions on each Notice of Internet Availability that you receive in order to vote the shares you hold in different accounts.

If you share an address with another shareholder and have received only one Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable), you may write or call us as specified below to request a separate copy of such materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of these materials, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting our Investor Relations Department via telephone at 800-248-7971, Option 2 or mail at Virtus Investment Partners, Inc., 100 Pearl Street, 9th Floor, Hartford, CT 06103. If you are a beneficial owner of shares held in street name, please contact your bank, broker or other holder of record.

Who pays for the cost of this proxy solicitation?

All costs and expenses of any solicitation, including the cost of mailing the Notice of Internet Availability of Proxy Materials (or proxy materials, as applicable) and preparing this Proxy Statement and posting it on the Internet, will be borne by the Company. We also reimburse the expense of brokerage firms and other persons representing beneficial owners of shares for their expenses in sending proxy materials to their customers who are beneficial owners. In addition to soliciting proxies by mail, our directors, executive officers and employees may solicit proxies on our behalf, without additional compensation, personally or by Internet or telephone. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees or other institutions or shareholders, although we reserve the right to do so.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is responsible for providing effective governance over our affairs. Our corporate governance practices are designed to align the interests of our Board and management with those of our shareholders and to promote honesty and integrity. Our Board has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, director access to the Company’s officers and directors, director compensation, management succession and performance evaluations of the Board. More information about our corporate governance is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Code of Conduct

We have adopted a written Code of Conduct which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We are committed to the highest standards of ethical and professional conduct, and the Code of Conduct provides guidance on how to uphold these standards. The Code of Conduct is available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.” We intend to post any amendments to, or waivers of, the Code of Conduct applicable to our principal executive officer, principal financial officer or principal accounting officer on our website. You may request a printed copy of the Code of Conduct by writing to the Corporate Secretary at either of the addresses listed under the heading “Shareholder and Interested Party Communications.”

Director Independence

A majority of the directors of the Board must be affirmatively determined to be independent under NASDAQ Marketplace Rules. In making these determinations, the Board considers and broadly assesses all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with the Company, taking into account the applicable NASDAQ rules and SEC rules and regulations as well as the manner in which any relationships may potentially have the appearance of impacting independence. In addition, to aid it in determining whether a director is independent, the Board has adopted guidelines, which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

In January 2011, the Board reviewed director independence and determined that each of Dr. Cabrera, Ms. Coffey and Messrs. Baio, Holt, Swan and Treanor meets the criteria for independence as established by the NASDAQ Marketplace Rules and our own categorical independence standards. The Board has also determined that each member of the Audit, Compensation, Governance, and Finance and Investment Committees is independent under NASDAQ standards and, with respect to each member of the Audit Committee, is also independent under the independence criteria required by the SEC for audit committee members and, with respect to each member of the Compensation Committee, is an “outside director” pursuant to the criteria established by the Internal Revenue Service and is a “non-employee director” pursuant to criteria established by the SEC.

Board and Committee Membership

Our Board has established the following four standing committees to assist it with its responsibilities:

•	Audit Committee

•	Compensation Committee

•	Governance Committee

•	Finance and Investment Committee

The table below provides current membership for each of the Board committees.

Name	Audit	Compensation	Governance	Finance and Investment
George R. Aylward
James R. Baio	Chair	Member
Susan Fleming Cabrera			Chair	Member
Diane M. Coffey		Chair	Member
Timothy A. Holt	Member			Chair
Ross F. Kappele
Hugh M.S. McKee
Edward M. Swan, Jr.	Member			Member
Mark C. Treanor		Member	Member

During 2010, the Board held ten meetings. Our independent directors meet in regularly scheduled executive sessions, generally at the end of each regular Board meeting. Mr. Treanor, our independent Chairman of the Board, presides at all Board meetings and at executive sessions of the non-management and independent directors.

Directors are expected to attend all Board meetings, the annual meeting of shareholders, and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Director attendance and meeting preparation is part of the annual evaluation process conducted by the Governance Committee. All of our current directors attended our 2010 Annual Meeting and attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member.

The Board has established written charters for each of the Audit, Compensation, Governance and Finance and Investment Committees, which set forth the responsibilities, authority and specific duties of each such committee. The charters for each of the committees of our Board are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Board Leadership Structure

Under our Corporate Governance Principles, to ensure Board independence, no less than a majority of our directors are required to be independent in accordance with NASDAQ standards and our categorical independence standards. Pursuant to our Corporate Governance Principles, our Board determines the best board leadership structure for our Company, and our Board may choose its Chairman in the manner it deems in the best interests of the Company and its shareholders. The Board does not have a formal policy that requires the roles of Chairman of the Board and CEO to be separate.

We believe that it is advisable for one of our independent directors to serve as Chairman of the Board of Directors, and the Board has elected Mark C. Treanor as Chairman. We believe that our assembled Board of Directors provides a broad array of experience, expertise and perspective and that it has been beneficial to have an independent director lead the Board as Chairman and for Mr. Aylward, who is our President and Chief Executive Officer and also a director, lead our Company and its management as chief executive officer. Mr. Treanor and Mr. Aylward work closely together, and with the entire Board, in developing the strategies, agendas, and direction of our Board of Directors and for our Company as a whole.

As part of our annual board self-evaluation process, we evaluate how our Board of Directors functions and how our Board structure functions, to ensure that the Board continues to provide an optimal structure for our Company and our shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations and at different times. We believe our current leadership structure, with Mr. Aylward serving as our Chief Executive Officer and Mr. Treanor serving as Chairman of the Board of Directors, is the optimal structure for our Company at this time.

Audit Committee

The Audit Committee currently consists of Messrs. Baio (Chair), Holt and Swan. The Board determined that Messrs. Baio and Holt each qualify as an “audit committee financial expert” as defined under SEC rules.

During 2010, the Audit Committee held nine meetings. The primary purposes of the Audit Committee are: (i) to exercise sole responsibility for the appointment, compensation, retention, oversight and, if applicable, termination of the Company’s independent auditor, including review of the independent auditor’s qualifications and independence; and (ii) to assist the Board in fulfilling its oversight responsibilities, by reviewing the quality and integrity of the Company’s financial statements and financial reporting process; the Company’s systems of internal accounting and financial controls; the annual independent audit of the consolidated financial statements of the Company and its subsidiaries; the Company’s internal auditing and accounting processes; and the Company’s legal and regulatory compliance and ethics programs as established by management and the Board.

Compensation Committee

The Compensation Committee currently consists of Ms. Coffey (Chair) and Messrs. Baio and Treanor. During 2010, the Compensation Committee held eleven meetings. The primary purposes of the Compensation Committee are to assist the Board in fulfilling its responsibility to: (i) achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring that officers, directors and employees are compensated in accordance with the Company’s compensation philosophy, objectives and policies; and (ii) to define and approve compensation policies and programs for the Company’s executive officers that support such compensation philosophy, objectives and policies by linking compensation to financial performance and the attainment of strategic objectives, while providing competitive compensation opportunities at a reasonable cost.

Compensation Committee Process

In connection with the goal of establishing a compensation policy that supports the achievement of the long-term business and financial objectives of the Company, the Compensation Committee, with the assistance of management, reviews certain third-party survey-data and other information related to officer compensation practices in the asset management industry that is prepared by McLagan, a consulting firm for the financial services industry. Our Compensation Committee has sole authority to retain and terminate one or more compensation consultants to assist it in the evaluation of director and executive compensation. The Compensation Committee retained Mercer as its independent compensation consultant during 2010. In this capacity, Mercer has and will advise the Compensation Committee on industry best practices and other topics as the Compensation Committee may request. Mercer will also advise the Compensation Committee on matters related to compensation incentive risks. In 2010, Mercer provided information and advice on stock ownership guidelines for senior management and directors as well as 2011 director and executive compensation matters.

Management plays a significant role in certain aspects of the compensation-setting process, including: preparing information for each Compensation Committee meeting, evaluating executive performance, recommending performance objectives and targets for our annual and long-term compensation programs, and recommending appropriate compensation for the executive officers. To assist in this process, McLagan has been engaged by the Company to provide management insight and advice on certain 2011 executive compensation matters. Representatives of management are present at the Compensation Committee meetings to provide recommendations on our compensation program structure for the executives and to provide information regarding the Company’s compensation structure. Our Chief Executive Officer does not participate in the Compensation Committee’s deliberations regarding his own compensation.

The Compensation Committee reviews and approves any changes to executive base salary and incentive compensation for our executive officers. The Committee reviews performance against pre-established performance goals and objectives for the plan under which our executive officers, including our Chief Executive Officer, are compensated. The Committee recommends incentive compensation awards for our Chief Executive

Officer to the independent members of the Board for approval and, with the assistance of our Chief Executive Officer, reviews and approves the incentive compensation awards for the Company’s executive officers. The Committee also reviews and approves the granting of stock options and other equity-based compensation to our executive officers, including our Chief Executive Officer, and to other employees of the Company and its subsidiaries.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive compensation programs, the Compensation Committee, in conjunction with Company management and the compensation consultant, considers how current compensation policies and practices, including incentive opportunities, affect the Company’s risk profile. The Compensation Committee evaluates the Company’s compensation policies to determine whether they are designed to:

•	Attract and retain high caliber leadership;

•	Align our executives’ interests with those of our shareholders; and

•	Encourage an appropriate level of risk-taking while not creating incentives that are reasonably likely to pose material risk to the Company.

The Company reviews industry comparative compensation data to ensure we are competitive in both attracting and retaining our executives. Additionally, equity-based awards are subject to cliff vesting following the third plan year. We believe our compensation structure is appropriately designed to retain high caliber leadership.

The compensation programs are designed to minimize excessive risk taking. Our base salary component of compensation is aligned to market which does not, we believe, create additional risk. The current incentive awards have the following risk limiting characteristics:

•	Awards are made based on a review of a variety of performance indicators, diversifying the risk associated with any single indicator of performance;

•

For executives, a significant portion of variable pay is delivered in the form of restricted stock units granted under our equity based long-term incentive plan using a one year measurement period and cliff vesting following the third plan year, which aligns the interests of our executives with the interests of our shareholders;

•	Awards to our executives are limited to a maximum percentage by the terms of the annual and long-term incentive plans; and;

•	After reviewing Company performance results, the Compensation Committee, in its discretion, approves compensation awards for our executives.

We believe our compensation policies and practices align compensation with the interests of our shareholders, encourage and reward sound business judgment and appropriate risk-taking over the long-term, foster key personnel retention, and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Governance Committee

The Governance Committee currently consists of Dr. Cabrera (Chair), Ms. Coffey and Mr. Treanor. During 2010, the Governance Committee held six meetings. The primary purposes of the Governance Committee are: (i) to assist the Board in fulfilling its oversight responsibilities with respect to matters relating to the interests of the shareholders of the Company and the Company’s relationships with the community at large; (ii) to identify individuals qualified to become Board members and to recommend that the Board select director nominees for the next annual meeting of shareholders; (iii) to develop and recommend to the Board a set of governance principles applicable to the Company; and (iv) to assist management with respect to succession planning of the Company’s executives.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board potential director candidates for nomination and election to the Board at the annual meeting of shareholders. In connection with this responsibility, the Governance Committee has established Guidelines for the Recruitment of Directors, which have been adopted by the Board and which are available on our website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance.”

Under these Guidelines, in considering candidates for nomination to our Board, the Governance Committee will seek individuals with strong intellectual ability, breadth of experience, demonstrated professional achievement, diverse backgrounds and the highest integrity. Prospective directors should also be able and willing to devote significant attention to our needs through regular attendance at meetings, preparation for meetings, and availability for regular consultation between meetings. The Governance Committee may also consider particular areas of expertise with respect to a given vacancy either because of needs arising from the retirement or resignation of a director or those arising out of changes in our business focus, our industry or the regulatory environment.

The Governance Committee will look to its members and to other directors for recommendations for new directors (subject to the rights of the holder of all of our shares of Series B Preferred Stock to nominate one director to the Board and to elect another director by separate vote). It may also retain a search firm and will consider individuals recommended by shareholders. Shareholders should submit their recommendations as outlined under the heading “Shareholder and Interested Party Communications.” If a vacancy on our Board exists or is anticipated, the Governance Committee will evaluate all proposed nominees in light of the standards above, as well as others deemed relevant.

Following its evaluation of all proposed nominees and consultation with our Chief Executive Officer, the Governance Committee will make recommendations to our Board of the individual(s) to be nominated for election to our Board. The Board will make the final determination as to the individual(s) who will be nominated for election.

Board Diversity

The Board has adopted guidelines for the recruitment of Directors that includes factors to consider in identifying and recruiting candidates for nomination as director. In reviewing candidates for the Board, the Governance Committee and the Board as a whole seek to identify those individuals whose professional achievement, breadth of experience, and commitment to excellence and integrity, best serve the Company in the markets in which it operates, while at the same time assuring the Company’s shareholders and other constituencies that the Company remains committed to its core ethical values. To this end, when recruiting and assessing potential director candidates, the Governance Committee and the Board will consider, among other factors, the candidates’ diversity of professional experience and personal diversity. With respect to diversity of professional experience, the Governance Committee and the Board seek candidates that have depth of experience in a variety of professional backgrounds. In terms of personal diversity, the Governance Committee and Board seek candidates who will increase the diversity of the Board in all respects and thereby benefit the Company with their ideas, perspectives, experience and wisdom.

The Committee and the Board recognize that individual candidates have unique strengths and no one factor or qualification outweighs all others. The Governance Committee and the Board will consider how a candidate would contribute to the overall balance of experience, expertise and perspective.

On an annual basis, as part of its self-assessment process, the Governance Committee and Board as a whole reviews the overall functioning of the Board including diversity of experience, expertise and perspective.

Finance and Investment Committee

The Finance and Investment Committee currently consists of Messrs. Holt (Chair) and Swan and Dr. Cabrera. During 2010, the Finance and Investment Committee held six meetings. The primary purposes of the Finance and Investment Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s policies, practices, and procedures relating to risks and risk management; (ii) the Company’s financial, investment and capital management policies; and (iii) any mergers, acquisitions and divestitures by the Company and its affiliates.

Compensation Committee Interlocks and Insider Participation

None of the directors serving on the Compensation Committee were at any time during 2010, or at any other time, officers or employees of the Company. None of our executive officers serves as a member of compensation committees of any entities that have one or more of their executive officers serving on our Board of Directors.

Risk Management Oversight

The Finance and Investment Committee of our Board of Directors is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. Pursuant to its charter, the Finance and Investment Committee is charged with periodically reviewing the Company’s risk management philosophy and its policies, practices, and procedures regarding risk assessment and risk management. The Finance and Investment Committee periodically meets with Company management to review and discuss the Company’s major risk exposures and the steps taken by management to monitor and mitigate these exposures. The Finance and Investment Committee also receives and reviews reports on selected risk topics as the Committee or management deem appropriate.

Our Audit Committee is responsible for overseeing accounting, audit, financial reporting, internal control, internal audit and disclosure control matters, and reviews and discusses with management, our internal auditor, our outside independent auditor and legal counsel, financial risk associated with these functions and the manner, policies and systems pursuant to which management addresses these risks.

The Finance and Investment Committee, the Audit Committee and management each regularly report to the full Board of Directors on these risk management matters.

Although the Finance and Investment Committee, the Audit Committee, and the Board of Directors oversee our risk management, management is primarily responsible for day-to-day risk management processes and for reports to the Board and its Committees on risk management matters.

Both our Board of Directors and our Compensation Committee actively review and discuss with management our annual and longer-term compensation incentive programs. They assess both the appropriateness of the incentive performance goals, which are both financial and operational, as well as our financial and operating results upon which our incentive awards are based. In addition, our Governance Committee oversees and advises management on succession planning risks related to our senior management team.

We believe that this division of risk management responsibility is the most effective approach to address the Company’s risk management and that the division of responsibility within and among the Board of Directors and our Board Committees allows the opportunity for regular review and discussion with our Board members as well as appropriate Board member input on and consideration of our risk management processes and systems.

Transactions with Related Persons

Policy Regarding Transactions with Related Persons

The Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction (the “Related Person Transactions Policy”), which applies to any potential related person transactions, as defined under the rules and regulations of the SEC, which may be proposed after the adoption date of the policy. A “related person transaction” generally means a transaction in which the Company was, is, or will be a participant and the amount involved exceeds $120,000 (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person has a direct or indirect material interest (as determined under SEC rules related to related person transactions). Under the Related Person Transactions Policy, a related person transaction requires the approval or ratification of the Audit Committee (or of the Chair of the Audit Committee in those situations in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting for approval or ratification). Prior to approving or ratifying any transaction, the Audit Committee (or, if applicable, the Chair of the Audit Committee) must determine that the transaction is entered into in good faith on fair and reasonable terms to the Company after considering the relevant facts and circumstances, including to the extent applicable, the related person’s relationship to the Company, their interest in the transaction, and the material facts and terms of the transaction. No related person is to participate in the review of a transaction in which he or she may have an interest.

The transactions described below with Harris Bankcorp, Inc. were entered into prior to our spin-off from our former parent and before Harris Bankcorp became a related person due to its ownership interest in the Company and were not reviewed or approved under our Related Person Transactions Policy. In addition, while certain Virtus mutual funds are sub-advised by affiliates of Harris Bankcorp, these sub-advisory relationships are under the purview of, and were approved by, the independent Virtus mutual fund boards and therefore do not need to be reviewed or approved under our Related Person Transaction Policy.

Transactions with Related Persons

Series B Preferred Stock

On October 31, 2008 and December 31, 2008, the Company issued a total of 45,000 shares of Series B Preferred Stock for net proceeds of $35.0 million to Harris Bankcorp, Inc., a U.S. subsidiary of the Bank of Montreal, pursuant to an Investment and Contribution Agreement dated October 30, 2008. On August 6, 2010, the Company converted 9,783 shares of the Series B Preferred Stock from Harris Bankcorp, and preferred stock dividends that had been accrued but not yet declared, into 378,446 shares of our Common Stock, pursuant to a call option in the Investment Agreement. Harris Bankcorp owns 100% of the remaining outstanding Series B Preferred Stock, which is currently convertible into approximately 18% of the Common Stock of the Company.

Dividends — Under the Certificate of Designations applicable to the Series B Preferred Stock, holders of the Series B Preferred Stock are entitled to receive quarterly dividends, when and if such dividends are declared by the Board, at a rate of 8.0% per annum of the stated value of the Series B Preferred Stock then in effect. The Series B Preferred Stock dividend is senior to dividends on any other class of stock and may be paid in cash or additional shares of Series B Preferred Stock, subject to certain limitations. In addition, Series B Preferred Stockholders are currently entitled to share in any dividends paid on shares of Common Stock on a pro rata basis. Dividends are cumulative and will continue to accumulate, whether or not declared and paid. In the event that the Company at any time pays the quarterly dividend in additional shares, those shares would generally be entitled to all other rights of the Series B Preferred Stock.

Directors — Pursuant to the Investment and Contribution Agreement, Harris Bankcorp has the right to nominate one director to our Board so long as it beneficially owns at least 10% of our Common Stock (including shares issuable upon conversion of our Series B). Additionally, under the Certificate of Designations applicable to the

Series B Preferred Stock, as long as at least 66-2/3% of the Series B Preferred Stock initially sold to Harris Bankcorp is outstanding, the holders of a majority of the then outstanding shares of Series B Preferred Stock have the right to elect an additional director.

Other Terms — Additional information concerning the material terms of the Investment and Contribution Agreement and the rights of the Series B Convertible Preferred Stock, including the conversion, liquidation preference, stock purchase restrictions and redemption rights of such stock, is included in the Company’s 2011 Form 10-K under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Series B Convertible Preferred Stock.” The Investment and Contribution Agreement and the Certificate of Designations of Series A Non-Voting Convertible Preferred Stock and Series B Voting Convertible Preferred Stock were filed on November 14, 2008 as Exhibit 10.8 and 4.2, respectively, to the Company’s Registration Statement on Form 10, and the above description is subject in all respects to the terms of those documents.

Sub-Advisory Relationships

The Company acquired the rights to advise, distribute and administer the Insight Funds from a subsidiary of Harris Bankcorp in May 2006. For the first four years after becoming the advisor of the Insight Funds, the Company agreed to pay Harris Bankcorp 50% of the net profit earned by the Company on the money market funds acquired from Harris Bankcorp. The Company made cumulative annual payments to Harris related to this agreement totaling $4.0 million through the year ended December 31, 2010. The final annual money market earnout payment of $0.8 million, for the measurement period ended in May 2010, was made on August 18, 2010.

Additionally, certain affiliates of Harris Bankcorp have been appointed as sub-advisors to certain Virtus mutual funds. Sub-advisory fees, which are netted against investment management fees in the Consolidated Statement of Operations, and distribution and administration fee expenses paid or payable to Harris Bankcorp related to such funds for the years ended December 31, 2010 and December 31, 2009 were as follows:

	2010	2009
($ in thousands)
Sub-advisory investment management fees	$4,024	$5,791
Distribution and administration expenses	$583	$2,997

Total fees and expenses related to Harris Bankcorp	$4,607	$8,788

The Company may, from time to time, enter into additional sub-advisory or similar relationships with affiliates of Harris Bancorp or its subsidiaries and affiliates.

Shareholder Proposals

Shareholders may submit proposals for consideration at our 2012 Annual Meeting of Shareholders. To be included in the proxy statement, notice of meeting and proxy relating to the 2012 Annual Meeting of Shareholders, proposals must be received by our Corporate Secretary not later than November 17, 2011, and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 (including the minimum share ownership requirements under that rule).

Pursuant to our by-laws, in order for any business not included in the proxy statement to be brought before the 2012 Annual Meeting of Shareholders by a shareholder, the shareholder must be entitled to vote at that meeting and must give timely written notice of that business to our Corporate Secretary. To be timely, such notice must be received by our Corporate Secretary at our Hartford office no earlier than January 1, 2012 (75 days prior to March 16, 2012, the first anniversary of the date that we first mailed our proxy materials for this year’s annual meeting) and no later than January 31, 2012 (45 days prior to March 16, 2012). In the event that our 2012 Annual Meeting of Shareholders is held more than 30 days before or more than 30 days after the anniversary of this year’s meeting date, the notice must be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the date on which public announcement of such annual meeting is first made by the Company. The notice must contain the information required by our by-laws. Similarly, a shareholder wishing to submit a director nomination directly at the 2012 Annual Meeting of Shareholders must deliver written notice of such nomination within the time period described in this paragraph and must comply with the information requirements in our by-laws relating to shareholder nominations.

Shareholder and Interested Party Communications

Our Board of Directors is committed to ensuring that anyone desiring to communicate with the Board as a whole, with any committee of the Board, with our non-management or independent directors as a group or with any specific director(s), has a convenient means of doing so. Anyone who wishes to communicate with the Board, a Committee or a specific director may do so by sending correspondence via email to corporate.secretary@virtus.com indicating the body or person(s) with whom you wish to communicate; or in writing to:

Board of Directors (or Committee or Specific Director)

Virtus Investment Partners, Inc.

c/o Corporate Secretary

100 Pearl Street

Hartford, CT 06103

The Office of the Corporate Secretary will forward your correspondence to its intended addressee promptly after receipt. Where appropriate, your correspondence will also be reviewed by the General Counsel and/or the Chief Compliance Officer.

SECURITY OWNERSHIP BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of February 28, 2011, by such persons known to the Company to own beneficially more than five percent (5%) of any class of the Company’s voting securities.

	Common Stock			Series B Voting Convertible Preferred Stock
Name of Beneficial Owner & Address	Shares Beneficially Owned		Percent of Class	Shares Beneficially Owned		Percent of Class
Harris Bankcorp, Inc. 111 W. Monroe Street, Chicago, IL 60603	1,727,780	(1)	22.8%	35,217	(1)	100%

Sonoma Capital, LP Sonoma Capital, LLC Sonoma Capital Management, LLC	755,000	(2)	12.1%	—		—
Jeffrey Thorp IRA, HSBC Bank USA, N.A. as Custodian Jeffrey Thorp 805 Third Avenue, 16th Floor New York, NY 10022

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	344,122	(3)	5.5%	—		—

Senvest Master Fund LP Senvest International LLC Rima Management, L.L.C. Richard Mashaal 110 East 55th Street, Suite 1600 New York, NY 10022	376,971	(4)	6.1%	—		—

(1)	Based on a Schedule 13D/A jointly filed with the SEC on August 20, 2010 by the Bank of Montreal (“BMO”), Harris Financial Corp. (“Harris Financial”), and Harris Bankcorp, Inc. (“Harris Bankcorp,” and collectively with BMO and Harris Financial, the “Harris Group”), the amount reflected in these columns represents (i) 378,446 shares of Common Stock (acquired as a result of the conversion of 9,783 shares of Series B Preferred Stock in August 2010) over which the Harris Group has sole investment and voting power; (ii) 1,349,300 shares of Common Stock that would be currently issuable to the Harris Group upon the conversion of 35,217 shares of Series B Preferred Stock currently held by the Harris Group at a conversion ratio of 38.3139 shares of Common Stock for each share of Series B Preferred Stock; and (iii) 34 shares of Common Stock over which the Harris Group has shared investment and voting power and that are held in a bona fide fiduciary capacity in certain trust or investment accounts for the account of third parties. The number of shares issuable upon the conversion of the Series B Preferred Stock may be adjusted from time to time in accordance with certain customary anti-dilution protection provisions and the amount of accumulated and unpaid dividends as set forth in the Certificate of Designations of the Series B Preferred Stock.

(2)

Based on a Schedule 13G/A jointly filed with the SEC on February 14, 2011 by Sonoma Capital, LP, Sonoma Capital, LLC, Sonoma Capital Management, LLC (“Sonoma Capital Management”), Jeffrey Thorp IRA, HSBC Bank USA, N.A. as Custodian (the “HSBC IRA”), and Jeffrey Thorp. The filing discloses that as of February 1, 2011, Sonoma Capital, LP and Sonoma Capital, LLC (as general partner of Sonoma Capital, LP) and Sonoma Capital Management (as the investment manager of Sonoma Capital, LP) has shared voting and investment power with respect to 377,500 shares of Common Stock; the HSBC IRA has shared voting and investment power with respect to 377,500 shares of Common Stock; and Mr. Thorp (as the managing member of Sonoma Capital, LLC and Sonoma Capital Management and as the controlling person of the HSBC IRA) may be deemed to have shared voting and investment power over the shares of Common Stock held by these entities.

(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2011 by BlackRock, Inc. (“BlackRock”). The filing discloses that as of December 31, 2010, BlackRock has sole voting and investment power with respect to 344,122 shares of Common Stock and specifies that all of these shares are owned by BlackRock or subsidiaries of BlackRock, including BlackRock Institutional Trust Company N.A, BlackRock Fund Advisors, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC.

(4)	Based on a Schedule 13D/A jointly filed with the SEC on February 2, 2010 by Senvest Master Fund LP (“Senvest Master Fund”), Senvest International LLC (“Senvest International”), Rima Management, L.L.C., (“Rima”); and Richard Mashaal, who serves as the managing member of Rima. The filing discloses that as of January 29, 2010, Senvest Master Fund has sole voting and investment power with respect to 223,305 shares of Common Stock; that Senvest International has sole voting and investment power with respect to 153,666 shares of Common Stock; and that Rima, which serves as the investment manager of each of Senvest Master Fund and Senvest International, and Mr. Mashaal, who serves as the managing member of Rima, have sole voting and investment power over the shares of Common Stock held by Senvest Master Fund and Senvest International.

Security Ownership of Management and Directors

The following table sets forth, to the best of our knowledge, the beneficial ownership of our Common Stock by each of our current directors, by the persons named in the Summary Compensation Table, and by all directors and executive officers as a group. None of our directors or executive officers own shares of our Series B Preferred Stock. For each such person, the information provided below is as of February 28, 2011, except that information presented for Nancy G. Curtiss is as of June 30, 2010 and for J. Steven Neamtz is as of May 24, 2010.

Each beneficial owner listed in the table has sole voting and investment power with regard to the shares beneficially owned by such person. Shares beneficially owned pursuant to options and RSUs only include the underlying shares that the person has the right to acquire as of, or within 60 days of, February 28, 2011.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Common Stock
James R. Baio	8,749		*
Susan Fleming Cabrera	9,749		*
Diane M. Coffey	8,749		*
Timothy A. Holt	18,749		*
Ross F. Kappele	—		*
Hugh M.S. McKee	—		*
Edward M. Swan, Jr.	10,521		*
Mark C. Treanor	16,667		*
Michael A. Angerthal	2,000		*
George R. Aylward	80,135	(1)	1.3%
Jeffrey T. Cerutti	—		*
Mark S. Flynn	—		*
Francis G. Waltman	414	(2)	*
Nancy G. Curtiss	13,312	(3)	*
J. Steven Neamtz	13,377		*

All directors and executive officers as a group (13 persons)	155,733	(4)	2.5%

*	Less than 1%

(1)	Includes 70 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and shares of Common Stock underlying 49,129 options that Mr. Aylward has the right to acquire as of, or within 60 days of, February 28, 2011.

(2)	Includes 109 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan.

(3)	Includes 40 share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and shares of Common Stock underlying 9,570 options that Ms. Curtiss had the right to acquire as of, or within 60 days of, June 30, 2010. Ms. Curtiss has the right to acquire an additional 3,699 options as of, or within 60 days of, February 28, 2011.

(4)	This amount does not include shares held by Ms. Curtiss or Mr. Neamtz, who are no longer executive officers of the Company. As indicated in the footnotes above, includes certain share equivalents held in the Virtus Investment Partners, Inc. Savings and Investment Plan and shares of Common Stock underlying options that may be acquired as of, or within 60 days of, February 28, 2011

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of their initial holdings of Virtus Common Stock and any subsequent transactions in Company shares with the Securities and Exchange Commission. Based on our review of the copies of such records and on information provided by our directors and our executive officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ending December 31, 2010, except for one late filing by each of our non-employee directors related to the equity portion of their annual grant paid in shares of Common Stock, which were subsequently filed.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has nine members. Our certificate of incorporation provides for our Board to be divided into three classes for purposes of election, with three-year terms of office ending in successive years. At each annual meeting of shareholders, a class of directors will be elected for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation, retirement, death, disqualification or removal. Our Class III directors have a term expiring at the 2011 Annual Meeting.

Each of Dr. Cabrera, Ms. Coffey and Messrs. Baio, Holt, Swan and Treanor became directors of the Company following our spin-off from our former parent company on December 31, 2008 and were identified prior to the spin-off with the assistance of an external director search firm and in consultation with our former parent. Mr. Aylward has been a director of the Company since October 2008. He has also served as a director of various of the Company’s affiliates since 2005.

Each of Messrs. McKee (who has been a director since January 2010) and Kappele (who has been a director since January 2009) were identified by Harris Bankcorp, Inc., a U.S. subsidiary of the Bank of Montreal, which is the sole holder of our Series B Preferred Stock, and appointed in accordance with the Board’s governance requirements and such holder’s rights pursuant to the Investment Agreement and Certificate of Designations for the Series B Preferred Stock. Under the Investment Agreement, Harris Bankcorp, Inc. currently has the right to designate a director (the “Investor Designate”) who will stand as one of the Company’s nominees for election by the holders of the Common Stock. Mr. McKee currently serves as the Investor Designate. Additionally, pursuant to the Certificate of Designations for the Series B Preferred Stock, as long as at least 66-2/3% of the Series B Preferred Stock initially sold is outstanding, the holders of our Series B Preferred Stock have the right, voting separately as a single class, to elect one director (the “Series B Director”) to serve on the Board. Mr. Kappele currently serves as the Series B Director.

Under our Corporate Governance Principles, directors who reach retirement age (72) during their term in office are to retire from the Board at the annual meeting of shareholders next following their 72nd birthday and are not eligible for re-election to the Board.

Board Nominees

The Governance Committee recommended and nominated, and the Board approved, George R. Aylward, Edward M. Swan, and Mark C. Treanor as our nominees for election by the holders of our Common Stock to the Class III director seats of our Board. If elected by the holders of our Common Stock, our nominees will hold office for a three-year term expiring at the 2014 annual meeting of shareholders and upon his successor being elected and qualified, or upon his earlier resignation, retirement, death, disqualification or removal. Each of Messrs. Aylward, Swan, and Treanor are currently Board members and each nominee has indicated that he will serve if elected. We do not anticipate that any Board nominee will be unable or unwilling to stand for election, but should any such nominee be unavailable for election by reason of death or other unexpected occurrence, your proxy, to the extent permitted by applicable law, may be voted, by the proxies named therein, with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. Unless you specify otherwise on your proxy from the Company, the persons named in such proxy intend to vote for the election of the Board nominees listed below to serve as directors.

The Board recommends that holders of our Common Stock vote “FOR” the election of its three director nominees as Class III directors of Virtus: George R. Aylward, Edward M. Swan, and Mark C. Treanor

Listed below are the names of our nine board members, including the Board’s nominees to the Class III director seats, and the incumbent directors who will be continuing in office following the meeting, together with certain biographical and business information regarding such persons and the experience and certain other factors considered in connection with the selection of such persons for membership on our Board.

Board Nominees to Class III

GEORGE R. AYLWARD (46), Class III. Mr. Aylward is President and Chief Executive Officer and has held those positions since January 1, 2009, when the Company became an independent public company. He has served as President of the Company since November 6, 2006. Mr. Aylward joined Phoenix Investment Partners, Inc. (“PXP”), the majority owned asset management subsidiary of The Phoenix Companies, Inc. (“PNX”) and predecessor to the Company, in 1996. Mr. Aylward also served as President, Asset Management, and Senior Executive Vice President of PNX from February 2007 to December 31, 2008 and as Executive Vice President, Asset Management of PNX from November 6, 2006 to February 2007. Mr. Aylward also served as Senior Vice President and Chief Operating Officer, Asset Management, of PNX from 2004 through 2006, and as Chief of Staff to the Chairman, President and Chief Executive Officer of PNX, from 2002 through 2004. Mr. Aylward also served in several senior financial positions at PXP prior to 2002. Since 2006, Mr. Aylward has served as President and Trustee of the Virtus Mutual Funds, having been Executive Vice President from 2004 to 2006, and as Chairman, President and CEO of the Zweig Fund, Inc. and the Zweig Total Return Fund, Inc., two affiliated closed-end funds. Mr. Aylward brings to our Board demonstrated leadership, extensive knowledge regarding the asset management and financial services industry, and superior skills as our Chief Executive Officer.

EDWARD M. SWAN, JR. (69), Class III. Mr. Swan served as President of FIS Group, an asset management firm, from 2002 until his retirement in 2007. Prior to that he taught investment management courses at Florida A&M’s Graduate School of Business and Industry from 2000 to 2002. He also served as Managing Director of MFS Asset Management from 1997 to 2000, Vice President of UBS Asset Management from 1996 to 1997 and Managing Director of Mitchell Hutchins Asset Management from 1988 to 1996. In addition, he was Senior Vice President of WR Lazard & Co., a municipal bond underwriter and investment manager, from 1985 to 1988, Senior Vice President of Franklin Management Co., an investment manager, from 1984 to 1985, and Senior Investment Analyst at Prudential Insurance Co., a life insurance company, from 1975 to 1984. Mr. Swan earned a CFA designation in 1981 and holds an MBA from The Wharton School of the University of Pennsylvania. Mr. Swan brings to our Board demonstrated management ability, asset management sales and marketing expertise, an understanding of financial and operational issues facing financial and investment services organizations and extensive knowledge of the asset management industry.

MARK C. TREANOR (64), Class III. Since 2009, Mr. Treanor has served as Senior Partner at the law firm of Treanor Pope & Hughes, which he founded. Previously, he served as Senior Executive Vice President, General Counsel and Secretary of Wachovia Corporation, a bank holding company, from 2001 to August 2008, with responsibilities for legal, regulatory, corporate governance and government relations activities for all domestic and international businesses, including Evergreen Investments, Wachovia’s asset management division which provided mutual funds, institutional portfolios, alternative investments and separately managed accounts to institutional and individual investors, and was a member of Wachovia’s Senior Risk Committee and its Operating Committee, which was responsible for overall management of Wachovia, and was Chairman of its Ethics Committee. Previously, from 1999 until 2001, he held similar responsibilities as Executive Vice President, General Counsel and Secretary of First Union Corporation, Wachovia’s predecessor which he joined in 1998 after serving as President and Senior Partner at Treanor Pope & Hughes. Mr. Treanor served as a director of Wachovia Bank from 2001 to June 2008. Mr. Treanor has served as Chairman of the Advisory Committee to the Export-Import Bank of the United States and has served on the boards of numerous educational and charitable organizations, including the National Defense University, the United States Naval Academy (Vice-Chair), the University of Maryland School of Law, the National Defense University Foundation (Chair), the U.S. Chamber of Commerce Institute for Legal Reform and the Board of Advisors to the University of North Carolina School of Law Center for Banking and Finance. A former Marine Corps captain and graduate of the U.S. Naval Academy, Mr. Treanor holds a Juris Doctor degree (with honors) from the University of Maryland School of Law where he was a member of the Law Review and Order of the Coif. With his experience at Wachovia Corporation, First

Union Corporation and Treanor Pope & Hughes, and on numerous boards, Mr. Treanor brings to our Board management and leadership ability and extensive knowledge of a wide array of financial, legal and operational issues facing public company financial organizations, including corporate governance, legal and regulatory compliance, leadership development and succession planning, risk assessment, mergers and acquisitions, and strategic planning. Mr. Treanor’s extensive management and leadership experience with large organizations positions him well to serve as the Chairman of our Board.

Other Current Members of the Board

JAMES R. BAIO (57), Class II. Mr. Baio was Chief Financial Officer and Executive Vice President of Capmark Financial Group, Inc., a private equity portfolio company engaged in global real estate finance, from 2006 until his retirement in 2007. Prior to that time, from 1989 to 2006, he held various positions at Franklin Resources, Inc., a publicly-traded global investment management organization known as Franklin Templeton Investments. He served as Chief Financial Officer, Treasurer and Executive Vice President from 2003 to 2006, Chief Administrative Officer from 2000 to 2003, Senior Vice President and Treasurer, Templeton Mutual Funds and Mutual Series Mutual Funds from 1994 to 2000 and Senior Vice President and Risk Manager from 1989 to 1994. Prior to that, he was Senior Manager, Audit and Tax at Ernst & Young, a professional services organization, from 1977 to 1989. Mr. Baio is licensed as a certified public accountant (inactive since 2008). Mr. Baio brings to our Board substantial experience on financial and accounting matters concerning asset management organizations and overall familiarity with the investment management industry. Furthermore, Mr. Baio’s extensive financial, accounting and auditing experience positions him well to serve as Chairman of our Audit Committee.

SUSAN FLEMING CABRERA (41), Class II. Dr. Cabrera worked at Capital Z Financial Services, a private equity firm, as a Principal from 1998 to 2001 and as Partner from 2001 to 2003. She was Vice President at Insurance Partners Advisors, LP, a private equity firm, from 1994 to 2003 and held various positions at Morgan Stanley and Company from 1992 to 1994. Dr. Cabrera is currently a consultant, executive educator and visiting lecturer in management, finance and entrepreneurship at Cornell University. Dr. Cabrera has been a director of Hanover Investors, a specialist active investor in recovery and turnaround situations, and its affiliated funds since June 2006. She has also served as a director of Universal American Financial Corp., a family of specialty healthcare companies, from July 1999 to December 2003, PXRE Group, Ltd., a property reinsurer, from April 2002 to April 2005, Ceres Group, Inc., an insurance and annuity products provider, from February 2000 to August 2006 and Quanta Capital Holdings, Ltd., a specialty insurance and reinsurance holding company, from July 2006 to October 2008. With her years of experience in investment banking, private equity, consulting and education, Dr. Cabrera brings to our Board demonstrated leadership and experience with a wide array of corporate finance, mergers and acquisitions, and operational matters. Dr. Cabrera’s experience in corporate governance and organizational leadership also positions her well to serve as Chairperson of our Governance Committee.

DIANE M. COFFEY (69), Class I. Since 2000, Ms. Coffey has been a Managing Director and partner of Peter J. Solomon Company, Ltd., an independent investment banking firm specializing in mergers, acquisitions, financings and restructurings. From 1996 to 2000, she served as the firm’s Chief Administrative Officer. From 1990 to 1996, she held various positions with The Dreyfus Corporation. She was Vice President, Corporate Communications from 1994 to 1996, Director of Corporate Communications from 1991 to 1994, and Portfolio Manager for the Dreyfus Third Century Fund from 1990 to 1996. She also worked in Government and Community Affairs and Internal Communications from 1990 to 1996 and as assistant to the Chairman from 1990 to 1994. Ms. Coffey brings to our Board substantial expertise and experience in the areas of corporate finance, compliance, capital markets, human resources and strategic planning. Ms. Coffey’s experience in overseeing the business affairs of large organizations positions her well to serve as Chairperson of our Compensation Committee.

TIMOTHY A. HOLT (58), Class I. Mr. Holt held various senior management positions with Aetna, Inc. until his retirement in 2008. He was Senior Vice President and Chief Investment Officer from 1999 to 2008, Vice

President and Chief Investment Officer from 1997 to 1999, Chief Enterprise Risk Officer from 2004 to 2007, Senior Vice President and Chief Financial Officer of Aetna Retirement Services from 1996 to 1997, Vice President of Portfolio Management Group from 1992 to 1995, Vice President of Aetna Portfolio Management from 1991 to 1992, Vice President, Finance and Treasurer from 1989 to 1991, Vice President of Public Bonds from 1987 to 1989, Property/Casualty Portfolio Manager from 1983 to 1987, Investment Officer from 1981 to 1982 and Investment Officer/Analyst from 1977 to 1981. He was a member of Aetna’s Executive Committee from 2003 until his retirement in 2008. Mr. Holt served as a consultant to Aetna during 2008 and 2009. With his broad management and investment experience at Aetna, Mr. Holt brings to our Board leadership and knowledge regarding the financial and investment industries, risk management, corporate governance and financial and corporate operational matters. Mr. Holt received his M.B.A. from the Tuck School of Business at Dartmouth and he has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States. Mr. Holt’s extensive management and investment experience position him well to serve as Chairman of our Finance and Investment Committee.

ROSS F. KAPPELE (47), Class I and Series B Director. Mr. Kappele has served as Co-President of BMO Investments Inc., the fund manager of a collection of Canadian Mutual Funds and an indirect, wholly-owned subsidiary of the Bank of Montreal, since August 2009. Mr. Kappele has also served in a variety of positions with Guardian Group of Funds Ltd. (“GGOF”), a collection of Canadian Mutual Funds and an indirect wholly-owned subsidiary of the Bank of Montreal, including President from February 2007 to November 2009, Senior Vice President, Sales from October 2000 to February 2007, Vice President, National Sales from July 1998 to September 2000, Vice President, Sales, Downtown Toronto from January 1996 to June 1998 and as a director from 2007 until 2009. From 2007 until 2010, Mr. Kappele also served as a President of GGOF 2007 Mining Flow-Through Corporation and GGOF 2008 Mining Flow-Through Corporation and served as a director of both entities from 2009 to 2010. Mr. Kappele also previously served as a director of GGOF American Equity Fund Ltd., BMO Guardian Canadian Balanced Fund, and GGOF Canadian Equity Fund Ltd., each of which is a subsidiary of GGOF. Mr. Kappele currently serves on the board of directors of BMO Guardian Monthly Dividend Fund Ltd., BMO Guardian American Equity Fund Ltd., GGOF Guardian Equity Fund Ltd., BMO Investments Inc., BMO Global Tax Advantage Funds Inc., and BMO Group Retirement Services, each of which is ultimately owned by the Bank of Montreal. Mr. Kappele previously served on the board of directors of the BMO Guardian Balanced Fund. Mr. Kappele also serves on the board of the Investment Funds Institute of Canada, a non-profit Canadian association of the investment funds industry, including fund managers, distributors and industry service organizations. Mr. Kappele brings to our Board management expertise and leadership in the financial services and asset management businesses. Mr. Kappele also has been designated as a chartered financial analyst from the CFA Institute, a global association of investment professionals headquartered in the United States, which adds to the financial expertise of our Board.

HUGH M.S. MCKEE (44), Class II and Investor Designate. Since January 2010, Mr. McKee has served as Co-President and Chief Operating Officer of BMO Investments Inc., a subsidiary of the Bank of Montreal. From 2007 to 2010, Mr. McKee served as Vice-President, Strategic Initiatives for Bank of Montreal, together with its subsidiaries, which is known as BMO Financial Group, a highly diversified North American financial services organization. In this role, Mr. McKee was actively involved in addressing a broad range of strategic issues at the enterprise level, as well as those in BMO’s wealth and capital markets businesses. Prior to joining BMO, from 1998 to 2007, Mr. McKee was a Global Account Manager for Monitor Group, a management consulting firm, where he was a core member of the financial services practice. He has worked with a wide range of U.S., Canadian and European financial services clients including those in the wealth management, banking, asset management and insurance industries. Mr. McKee holds an Honors BA in Economics from Queen’s University and an MBA from the Richard Ivey School of Business, University of Western Ontario. Mr. McKee currently serves on the board of directors of BMO Investments Inc. and BMO Global Tax Advantage Funds Inc., each of which is ultimately owned by the Bank of Montreal. He is also a board member for the Hincks-Dellcrest Centre, a non-profit organization focused on children’s mental health issues. Mr. McKee has significant managerial experience and brings to our Board a depth of knowledge regarding the financial services and asset management industry and significant strategic planning experience.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2011. PricewaterhouseCoopers LLP has audited our consolidated financial statements for the fiscal year ended December 31, 2010 and performed other services as described under “Fees Paid to Independent Registered Public Accounting Firm” below.

We are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified by the shareholders of the Company, the Audit Committee may reconsider the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time it determines that a change would be in the best interests of the Company and our shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2011 Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board recommends that our shareholders vote “FOR” the ratification of the appointment of

PricewaterhouseCoopers LLP

as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

ITEM 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast an advisory vote to approve the compensation of our named executive officers as disclosed in our Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation in this proxy statement.

Pursuant to recently adopted federal legislation, we are required to conduct this advisory vote at least once every three years.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is structured to reward superior Company performance and is designed to:

•	Attract and retain high caliber leadership;

•	Support a high-performance environment by linking a significant portion of compensation to Company performance via our Annual and Long-Term Incentive Plans;

•	Offer executives participation in broad-based Company sponsored benefit programs on the same basis as our other employees, but limit the use of additional significant perquisites; and

•	Encourage our executives to share the same long-term investment risk as our shareholders through our stock ownership guidelines.

During fiscal 2010, our management team continued to execute our long-term business plan and create significant value for our shareholders. Financial and business highlights in the last fiscal year include:

•

Shares of our Company’s stock (Nasdaq: VRTS) rose 185 percent in 2010, compared with an increase of 13 percent for the Standard & Poor’s 500 Index and 2 percent for a composite of other publicly traded asset management companies†;

•

For the full year, total sales were up 51 percent to $5.8 billion and sales of the Company’s long-term open end mutual funds increased 63 percent to $4.5 billion. Positive net flows improved to $1.7 billion for mutual funds and to $1.6 billion for all products;

•

Total revenue increased 23 percent to $144.6 million from $117.2 million. Revenue, as adjusted*, which is net of certain mutual fund distribution and administration expenses, increased to $111.4 million from $87.2 million in 2009;

•

Operating income, as adjusted*, the Company’s primary non-GAAP metric, more than tripled from $7.0 million in 2009 to $21.7 million for 2010. Operating Income, the comparable GAAP metric, was $9.3 million for 2010, compared with a loss of $6.6 million in 2009. The Company’s operating margin, as adjusted*, was 20 percent in 2010 and the operating margin was 6 percent, compared with 8 percent and (6) percent, respectively, in 2009; and

•

The Company ended 2010 with assets under management of $29.5 billion, an increase of 16 percent from $25.4 billion at December 31, 2009. Long-term assets under management, which exclude money market funds, were $26.6 billion at December 31, 2010, an increase of 23 percent from $21.5 billion at December 31, 2009.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

†	A listing of the companies included in the composite of other publicly traded asset management companies can be found on Appendix A to this Proxy Statement.
*	The above referenced non-GAAP measures are described and reconciled to GAAP-reported amounts on Appendix B to this Proxy Statement.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create any additional fiduciary duty on the part of the Board. This advisory vote also does not seek to have the Board or Compensation Committee take any specific action. However, the Board and the Compensation Committee value the view expressed by our shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation matters in the future. In considering the outcome of this advisory vote, the Board will review and consider all shares voted in favor of the proposal and not in favor of the proposal. Broker non-votes will have no impact on the outcome of this advisory vote.

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

ITEM 4—ADVISORY VOTE ON THE FREQUENCY

OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast an advisory vote regarding how frequently the Company should conduct the type of advisory vote on executive compensation set forth above under “Item 3 – Advisory Vote on Executive Compensation.”

Specifically, in this advisory vote we are asking shareholders to indicate whether the Company should conduct an advisory vote on the compensation of our named executive officers once every year, once every two years, or once every three years (i.e., on an annual, biennial or triennial basis). Alternatively, shareholders may abstain from casting a vote on this matter.

The Board has determined that a triennial advisory vote on named executive officer compensation would be the best approach for the Company based on certain considerations, including that a triennial vote:

•	Encourages the Company to pay for long-term performance, while discouraging short-term thinking;

•	Provides the Company more time to meaningfully respond to shareholder vote results; and

•

Provides our shareholders with an opportunity to evaluate the success or failure of our short- and long-term compensation strategies against our actual business performance over a three-year period, which we believe will avoid undue emphasis on short-term fluctuations in our stock price or the impact of other short-term extraordinary events.

Based on these considerations, the Board is recommending that shareholders vote for an advisory vote on executive compensation to be held once every three years. Please note that the proxy card provides for four choices (every one, two, or three years, or abstain). Additionally, it is important to note that shareholders are not voting to approve or disapprove the Board’s recommendation.

Because your vote is advisory, it will not be binding upon the Board, nor will it create any additional fiduciary duty on the part of the Board. However, the Board will take into account the outcome of the vote when determining how frequently an advisory vote on executive compensation should be conducted in the future.

Legislation requires that our shareholders be given the opportunity, at least once every six years, to cast an advisory vote regarding how frequently we should conduct this advisory vote on executive compensation.

We anticipate that the Company’s policy regarding how frequently an advisory vote on executive compensation will be conducted will be disclosed on an amended Current Report on Form 8-K within 150 days after the date of the Annual Meeting.

The Board recommends a vote for advisory vote on executive compensation once every “THREE” years.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides detail about fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010 and December 31, 2009.

	2010	2009
Audit Fees (1)	$728,000	$863,500
Audit-Related Fees (2)	$109,500	$115,000
Tax Fees		—
All Other Fees (3)	$1,500	1,500
Total Fees	$839,000	$980,000

(1)	“Audit Fees” include the audit of the Company’s consolidated financial statements included in our Forms 10-K and reviews of our quarterly financial statements.

(2)	“Audit-related fees” include stand-alone audits of certain subsidiary operations of the Company.

(3)	“All Other Fees” includes software licensing fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy concerning the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services to be performed by PricewaterhouseCoopers LLP, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services provided by the independent registered public accounting firm are to be regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on services being provided by the independent registered public accounting firm and management may present additional services for approval. The authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, and any such approvals must be reported to the full Audit Committee at its next meeting. All services provided by PricewaterhouseCoopers LLP during 2010 were pre-approved by the Company’s Audit Committee in accordance with this pre-approval policy.

Report of the Audit Committee

The information contained in the following Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission, or to be incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Audit Committee acts under a written charter adopted and approved by the Board, a copy of which may be found on the Company’s website at www.virtus.com, in the Investor Relations section, under the heading “Corporate Governance”. Each of the members of the Audit Committee is independent as defined under the NASDAQ listing standards and applicable law.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its reporting process, including establishing and maintaining internal control over financial reporting and disclosure controls and procedures. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for auditing our annual financial statements and performing quarterly reviews. In fulfilling its responsibilities, the Audit Committee relies, without independent verification, on the information provided by management, the Company’s internal audit function and PwC.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2010 with management and with PwC.

The Audit Committee has discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, “Communications with Audit Committees”). The Audit Committee also has received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed the independence of PwC with that firm.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Respectfully Submitted:

AUDIT COMMITTEE

James R. Baio (Chair)

Timothy A. Holt

Edward M. Swan, Jr.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company as of February 28, 2011:

Name	Age	Position
George R. Aylward	46	President, Chief Executive Officer and Director
Michael A. Angerthal	43	Executive Vice President, Chief Financial Officer and Treasurer
Jeffrey T. Cerutti	43	Executive Vice President, Head of Retail Distribution
Mark S. Flynn	56	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Francis G. Waltman	48	Executive Vice President, Head of Product Management

As Mr. Aylward also serves as a director of the Company, his information is presented above in this Proxy Statement under the heading “Item 1 – Election of Directors – Board Nominees to Class III.

Mr. Angerthal is Executive Vice President, Chief Financial Officer and Treasurer. Mr. Angerthal also serves as our principal accounting officer. Mr. Angerthal joined the Company in 2008. Prior to joining the Company, Mr. Angerthal had been the Chief Financial Officer of CBRE Realty Finance, a commercial real estate specialty finance company, from 2005 to 2008. Prior to that, he held several positions with GE Corporation, a diversified technology, media and financial services company, from 1996 to 2005. From 2002 to 2005, he served as Manager, Financial Planning & Analysis of GE Real Estate; from 1999 to 2002, he served as Staff Analyst, Investor Relations of GE Capital Corp.; and from 1996 to 1999, he served as Director, Finance of NBC. Prior to GE, he was a manager of business assurance in the audit practice of Coopers & Lybrand in New York.

Mr. Cerutti is Executive Vice President, Retail Distribution. Mr. Cerutti, who has more than 20 years of experience in the investment management industry, joined the Company in 2010 from UBS Global Asset Management where he led the distribution efforts of their mutual funds, separately managed accounts and alternative investments within various retail channels as managing director and head of third party sales. He joined UBS in 2001. He previously worked at the Company, then known as Phoenix Investment Partners, Inc. (“PXP”), as national sales manager for the financial planners channel from 1999 to 2001, following four years as national sales manager at Zweig Mutual Funds, which was acquired by the Company in 1999. He began his career in the investment management industry in sales with Gabelli Mutual Funds.

Mr. Flynn is Executive Vice President, General Counsel, Chief Compliance Officer and Secretary since February 2011. Prior to joining the Company, Mr. Flynn had served as Chief Legal Officer and Corporate Secretary for iBasis, Inc., an international wholesale telecom carrier, from 2007 until 2011. From 2001 to 2006 he served as Vice President, General Counsel and Secretary for Imagistics International Inc., which marketed, sold and serviced document imaging equipment. Earlier, Mr. Flynn was a partner in the Business Practice Group of Wiggin & Dana, LLP, where he focused on business transactions and general corporate representation. He has also served in senior legal counsel positions at public and private companies in the chemicals and health care industries, including as senior deputy general counsel of Olin Corp., a diversified chemicals and materials company. Mr. Flynn holds a Juris Doctor from Fordham University School of Law and is a member of the American Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals, and the National Association of Corporate Directors.

Mr. Waltman is Executive Vice President, Product Management, and has had the same role at the Company since July 28, 2008. From January 2008 to July 2008, Mr. Waltman was Vice President, Head of Investment Product at Prudential Retirement, a business unit of Prudential Financial, Inc., a financial services provider. Prior to that, he held several positions at the Company, then known as PXP, including Senior Vice President, Product Development and Management, from February 2006 to December 2007, Vice President, Product Development and Management, from January 2005 to February 2006, Chief Administrative Officer from August 2003 to December 2004 and Second Vice President from October 2002 to August 2003. Mr. Waltman first joined the Company in August 1990. Mr. Waltman currently serves as Senior Vice President for numerous trusts and mutual funds sponsored by the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives and Philosophy

Our compensation programs are structured to promote our business objectives by:

•	Attracting and retaining high-caliber leadership;

•	Linking compensation to company, functional and individual achievements; and

•	Aligning our executives’ interests with those of our shareholders.

Our executive compensation philosophy recognizes the following:

•	Performance should be the primary driver of compensation decisions;

•	A substantial percentage of compensation opportunity should be at risk for the executives who bear higher levels of responsibility for performance; and

•

Compensation levels should reflect executive leadership, the executive’s role in achieving our financial and strategic objectives, retention risk in a highly competitive asset management industry, business acumen, management of risk, experience, and both individual and team performance.

Our weighting toward performance-based variable “at risk” compensation creates the opportunity for higher incentive compensation if superior performance is achieved, and much lower or no incentive compensation if our performance goals are not met.

Compensation opportunity in general is not expected to change significantly from year to year. Factors considered in making adjustments to compensation include changes in job responsibilities, the competitive market, the Company’s relative positioning as compared to competitors in the asset management industry, or other factors that may occur from time to time.

We have identified Messrs. Aylward, Angerthal, Waltman and Cerruti as our current named executive officers (also called our “NEOs”), and Ms. Curtiss, who retired from the Company in 2010, and Mr. Neamtz as our former named executive officers.

Compensation Setting Process

The Role of the Compensation Committee

The Compensation Committee which consists of Ms. Coffey and Messrs. Baio and Treanor, provides assistance to the Board in fulfilling its responsibility to achieve the Company’s objective of maximizing the long-term return to shareholders by ensuring our executives are compensated in accordance with the Company’s compensation philosophy and objectives. The Committee is specifically charged with:

•	Reviewing and approving Company performance goals and objectives for annual and long-term incentive plans;

•	Establishing the compensation levels of our CEO;

•	Reviewing and approving non-CEO executive compensation;

•	The administration of equity-based compensation; and

•	Retaining compensation consultants and legal counsel as appropriate.

The Role of Management

Management plays a significant role in certain aspects of the compensation-setting process. Our CEO along with our senior Human Resources executive attend Compensation Committee meetings and assist the Committee in establishing and maintaining our compensation programs. Senior management’s role includes:

•	Providing analyses and supporting information, including third party survey information;

•	Making recommendations on compensation levels for executives;

•	Recommending performance objectives and targets for our annual and long-term compensation programs;

•	Discussing compensation matters as they affect particular executives and the broader groups of employees; and

•	Implementing Compensation Committee decisions regarding the plans and programs.

Our CEO evaluates each executive’s financial, operational, business, and individual results and makes recommendations to the Committee regarding all elements of compensation. Our CEO does not participate in the Compensation Committee’s deliberation regarding his own compensation.

The Use of Compensation Consultants

The Compensation Committee Charter gives the Committee the authority to retain outside independent consulting firms to assist in evaluating executive compensation practices and to provide objective advice. The Committee engaged Mercer, a leading financial services compensation consulting firm, as its outside independent consultant starting in August 2010. Mercer attends certain scheduled meetings of the Committee and provides counsel and objective analysis on the Company’s executive compensation program and practices. In addition, for 2011, the Committee engaged Mercer to further assist the Committee in assessing the compensation incentive risk for the Company.

The Use of Market Data

Management obtains and summarizes third party survey data from McLagan, as a market reference, by correlating our executives against survey data based on what we determine to be positions and responsibilities of similar size, scope and complexity. The Committee reviews total compensation within this framework as we believe that reviewing compensation and mix of compensation elements against the compensation survey data helps to ensure we are competitive in both attracting and retaining our executives.

As the Company must compete with other comparable asset management companies for executive talent and must attract and retain critical executive talent with industry-specific skills and experience, management believes that this comparative data is useful and appropriate in establishing competitive compensation levels for these executives.

The Compensation Committee uses the comparative survey information as a “market check” and as only one factor for evaluating compensation levels. In looking at market-comparable levels of compensation, we generally target approximately the 50th percentile of total direct compensation for specific roles. We use the total direct compensation element as our primary competitive positioning.

Elements of Executive Compensation

Our executive compensation program consists of base pay, annual incentive, and long-term incentives (collectively referred to as “direct compensation”). We believe the majority of senior executive compensation should be at risk and, as a result, come from incentive pay. The proportion of at-risk compensation, as well as the balance of incentive opportunity mix between annual and long-term incentive opportunity, is determined by each executive’s role and responsibility as compared to the survey data, as stated above in the Use of Market Data section.

A description and the objective of each of our direct compensation elements applicable to our executives are summarized in the following table.

Compensation Element	Description	Objective
Base Salary

A fixed rate of pay to compensate employees primarily for their knowledge and experience and for fulfilling their basic job responsibilities.

Base salary is determined by scope of responsibility and position, performance history, internal equity within the company’s salary structure and relative to salaries of persons holding similar positions when measured against market surveys.

Attract and retain high-caliber talent

Annual Incentives

Annual incentive compensation is intended to promote and reward the achievement of annual performance objectives.

Awards are generally in the form of cash.

Substantially all employees participate in an annual incentive plan.

Link compensation to annual performance goals and results. Attract, motivate, and retain high-caliber talent. Align the interests of employees and shareholders.

Long-Term Incentives	Long-Term incentive compensation is intended to align executives with our shareholders by promoting and rewarding the achievement of Company longer-term performance objectives.	Link compensation to long-term performance results. Attract, motivate, and retain high-caliber leadership.

	Awards are generally in the form of equity.	Align the interests of executives and shareholders.

2010 Executive Compensation

Annual Incentive Plan

In March 2010 the Compensation Committee, with the recommendation of management, approved the Company’s 2010 Annual Incentive Plan. Under the plan, participants would be rewarded for achieving pre-established Company critical goals and individual contributions in support of corporate and departmental success.

Our CEO and management team proposed and reviewed with our Board the Company’s overall annual and long-term goals, operational plans and strategic initiatives. With this Board-reviewed model and strategic operating plan, our management developed and recommended Company performance goals at levels believed to be aggressive but achievable. The Compensation Committee approved these goals based on its assessment of the appropriateness of the goals.

Targeted goals were established and executives are able to earn between 50% and 200% of their annual incentive award goal for performance against those goals. The amounts expressed are percentages of the NEOs “Target” payout which are used to set the “Threshold” and “Maximum” payout parameters. NEOs are able to earn 50% (Threshold) to 200% (Maximum) of their Target annual incentive award goal. For performance above Threshold but below Maximum, incentive payments are adjusted ratably. The Target annual incentive award goal is an established dollar amount which varies for each NEO. The “Target” goal (as well as the corresponding “Threshold” and “Maximum” goal) for each NEO is included under the Non-Equity Incentive Plan Awards section of the Grants of Plan-Based Awards Table.

The 2010 annual incentive funding levels were based on the results of three equally-weighted performance goals reflected in the table below:

Measure*	Target Performance	Actual Performance
Operating income, as adjusted

Target = $23.4 million.

The target performance was set at a level substantially in excess of the prior year’s performance, in order to establish an aggressive but achievable incentive for superior performance.

Actual results represented $26.2 million or 113% of plan. The one-third weighting of this performance goal contributed 37.7 percentage points of the targeted total payment.

Gross inflows	Target = $4.6 billion. Target performance was set at a level above the prior year’s performance, which likewise establishes an aggressive but achievable performance goal	Actual results represented $5.3 billion in sales or 141% of plan. The one-third weighting of this performance goal contributed 47.0 percentage points of the targeted total payment.

Percentage of assets under management (AUM) in the top one-third against a one-year peer group measure	Target performance was set at 50%, a level better than the prior year’s achieved levels and gave consideration to market conditions as well as absolute and relative performance factors	Actual results represented 42% percent of assets or 73% of plan. The one-third weighting of this performance goal contributed 24.3 percentage points of the targeted total payment.

Total		109% of performance goal achievement

*	Operating income, as adjusted is calculated in a manner that is generally consistent with our debt covenants and reflects GAAP net income before interest, tax, depreciation and amortization, non-cash stock-based compensation, stock based compensation, unrealized mark-to-market gains or losses, and other special items (which may be either positive or negative adjustments or both), and before accrual for the performance-based incentive pool.

Gross Inflows and Net Flows are Company operating measures used in the Company’s incentive programs and represent a key element related to changes in our assets under management.

The investment performance of Assets Under Management, which is one of the performance measures for both the annual and long term plan, is based on relative investment performance of assets under management over specified periods.

The Compensation Committee confirmed that the performance results achievement was 109%, based on the results of the pre-determined plan performance measures and related metrics. The annual incentive plan allowed for an assessment by the CEO of the results of each functional area and their relative contributions to the company’s overall results for the year. The assessment included consideration of such elements as investment performance, sales, financial, customer services, strategic alignment, capital planning, risk management, technology and process improvements and talent management. Relative weightings were then assigned by the

CEO based on the comparative functional results and impact combined with individual contributions, and applied against the performance result achievement. This process, which is applied to the majority of functional areas of the company, resulted in a recommendation by the CEO that the 2010 bonus payments for Messrs. Angerthal and Waltman be 120% and 117% of target, respectively. This recommendation was subsequently approved by the Compensation Committee. The CEO was not included or impacted by the relative functional assessment and was compensated at 109% of target based upon the Compensation Committee’s determination of performance results achievement described above.

Mr. Cerruti was hired as the Company’s Executive Vice President, Head of Retail Distribution, effective June 1, 2010. Mr. Cerruti’s compensation package consists of an annual base salary of $300,000 and an annual incentive target of $600,000. The compensation level for Mr. Cerutti was based on survey data for similar positions in the industry and his level of experience. For 2010, Mr. Cerruti was guaranteed the actual annual incentive award as determined by the plan, or $400,000, whichever is greater. Based on the company results, Mr. Cerutti received the higher plan award. The compensation arrangement included a cash sign-on bonus of $50,000 paid in two equal installments.

The potential annual incentive awards, at the time of the plan approval, are shown in the Grants of Plan-Based Award Table and the value of the actual short-term incentive awards earned by each NEO is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2010 Long-Term Incentive Plan

In March 2010, the Compensation Committee, with the recommendation of management, also established the equity-based 2010 Long-Term Incentive Plan (“LTIP”). The Committee believes that an equity-based LTIP creates an alignment between executives and shareholders and makes it more likely to produce share price appreciation over the longer term.

The 2010 LTIP is a three-year plan with two equally weighted performance goals to be measured over the first year, with vesting over three years from the 2010 plan establishment date. The Compensation Committee believes that using a one-year performance period encourages measureable performance actions over an appropriate time frame and reduces the risk of overstating or understating financial goals over a three-year period. In addition, by continuing the service-based vesting period for the additional two years at the conclusion of the performance cycle, the plan includes a significant retention feature and promotes longer-term shareholder value.

Targeted goals were established and executives are able to earn between 50% and 200% of their long-term incentive award for performance against those goals. The amounts expressed are percentages of the NEOs “Target” payout which are used to set the “Threshold” and “Maximum” payout parameters. NEOs are able to earn 50% (Threshold) to 200% (Maximum) of their Target long-term incentive goal. For performance above Threshold but below Maximum, incentive payments are adjusted ratably. The Target long-term incentive award goal is an established dollar amount which varies for each NEO. The “Target” goal (as well as the corresponding “Threshold” and “Maximum” goal) for each NEO is included under the Equity Incentive Plan Awards section of the Grants of Plan-Based Awards Table.

The 2010 performance measures established under the long-term incentive plan were:

Measure	Target Performance	Actual Performance
Relative net flow ranking, which is a ranking of net flows as a percent of beginning assets under management for open-end funds in relation to the top 40 fund families, as ranked by a widely followed industry publication.	Target performance was set at the 50th percentile, representing top half performance relative to the largest market share fund families.	Actual results represented the 10th percentile or 200% of plan. The one-half weighting of this performance goal contributed 100.0 percentage points of the targeted total payment.

Percentage of assets under management in the top one-third against a three-year peer group measure ending December 31, 2010	Target performance was set at 55%, a significant improvement over the Company’s three-year performance measure at December 31, 2009.	Actual results represented 47 percent or 60% of plan. The one-half weighting of this performance goal contributed 30.0 percentage points of the targeted total payment.

Total		130% of performance goal achievement

The Compensation Committee confirmed that performance goals resulted in 130% plan achievement. The potential awards, at the time of the grant, for each named executive officer, are shown in the Grants of Plan-Based Awards table and the value of the actual award earned by each named executive officer is shown in footnote 2 to the Summary Compensation Table.

The Committee believes that an equity-based LTIP award provides the NEO with ownership of Company stock, creates an alignment between executives and shareholders to encourage the executive to share in the same long-term investment risks as our shareholders based on our performance, and makes it more likely to produce share price appreciation over the long-term. The number of RSUs granted under the 2010 long-term incentive plan was calculated by determining the dollar amount of each participant’s long-term earned award, divided by the share price of Virtus common shares on March 15, 2011.

2010 Equity Grants

Based on management’s recommendation, the Compensation Committee awarded an initial sign-on equity grant in the amount of $200,000 to Mr. Cerruti related to his joining Virtus. The Compensation Committee determined that this equity grant, which was allocated 40% in stock options and 60% in restricted stock units (RSUs), was an important part of aligning equity interests of this executive with the interests of our shareholders, and necessary in order to attract the executive to serve in a critical role within the Company organization. The grant was made on June 1, 2010 using a closing price of $22.82 per share and a three-year cliff vesting period from that date.

The Committee did not award any grants during 2010 to any of our NEOs, other than RSUs granted to satisfy the prior year’s LTIP awards actually earned by our NEOs based on Company performance in 2009, and the initial equity grant to Mr. Cerutti.

2011 Executive Compensation

Compensation levels for NEOs are reviewed for changes when there has been a change in responsibilities, a noticeable change in the market, or a change in the relative positioning within the company. Annually, the Compensation Committee, with the assistance of management and, for 2011, the Committee’s compensation consultant, reviews and approves annual and long-term incentives applicable to our executive officers for the ensuing year.

2011 Annual Incentive Plan

In January 2011, the Compensation Committee, with the recommendation of our CEO and in conjunction with the Committee’s compensation consultant, established the 2011 Annual Incentive Plan using financial performance categories of operating income, as adjusted and gross inflows. Both targets were set at levels believed to be aggressive but achievable. Following the end of the year, the Compensation Committee will determine the results against the plan performance measures and the overall allocation for each participant. Component results would be prorated between Threshold, Target and Maximum performance.

2011 Long-Term Incentive Plan

In January 2011, the Compensation Committee, with the recommendation of the CEO and in conjunction with the Committee’s compensation consultant, established the 2011 Long-Term Incentive Plan using financial performance categories of relative net flow ranking and percentage of assets under management. These targets were set at levels believed to be aggressive but achievable. Following the end of the year, the Compensation Committee will determine the results against the plan performance measures. Component results would be prorated between Threshold, Target and Maximum performance.

Other Executive Compensation

Stock Ownership Guidelines

The Committee believes that executives should own a significant amount of Company stock to encourage executives to share the same long-term investment risk as our shareholders, based on our performance. In January 2011, the Committee approved the following executive stock ownership guidelines:

Chief Executive Officer:	Five Times Base Salary

Executive Vice Presidents:	Three Times Base Salary

Senior Vice Presidents:	One Times Base Salary

Executive Managing Directors:	One Times Base Salary

In order for individuals to meet the guidelines, the Committee expects that 75% of the net shares (shares accumulated after taxes) acquired through the long-term incentive plan, starting in 2011, would be held until the guideline is met. Executives are expected to meet the ownership guidelines within 5 years.

Non-Qualified Deferred Compensation

The Company has a plan for the deferral of salary that allows our executives the opportunity to save for retirement and defer tax payments. The Company reserves the right to make a matching contribution on cash contributions in excess of the Code limits on compensation placed on our IRS-qualified 401(k) plan.

Severance and Change-in-Control Agreements

Severance

The Company provides executives with an executive severance arrangement that provides for separation pay and benefits on the condition that the departed executive does not solicit our customers and employees, or take other actions that may harm our business for specified periods following termination. Benefits are tiered based on years of service and calculated using the executives’ base salary and the average of the last two years of annual incentive payout. We believe that having pre-set terms governing the executive’s separation from service tends to reduce the time and effort needed to negotiate individual termination agreements, and promotes more uniform and fair treatment of executives. See “Termination Payments and Change-in-Control Arrangements – Executive Severance Allowance Plan.”

Change-in-Control Agreement

The CEO is the only executive with a change-in-control agreement. See “Termination Payments and Change-in-Control Arrangements – Change-in-Control Agreement with Mr. Aylward.” During any period in which a change-in-control occurs, these benefits are designed to ensure management continuity, preserve shareholder value, enable the CEO to focus on his responsibilities without undue distraction due to concerns related to new owners, and encourage retention. These benefits are also designed to assure that in these circumstances, an executive is not unduly influenced in his actions by events that could occur following a change-in-control.

The change-in-control agreement includes a “double trigger” provision which means that in order for Mr. Aylward to receive benefits under the agreement, there must be both a change in control and a termination by the Company without cause or by him for good reason. Mr. Aylward would not receive any incremental benefits under the change-in-control agreement by reason of his death, disability, termination by us for cause, or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good reason. In addition, under his change-in-control agreement, following a change-in-control and for an additional 2.5 years after any termination event (regardless of whether he voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason), Mr. Aylward is subject to non-solicitation restrictions and would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company, its affiliates and their business, and would be required, upon request, to return materials containing such information.

Under the terms of the change-in-control agreement, Mr. Aylward is entitled to a tax gross-up in the event that the aggregate value of all covered payments exceeded, by 10% or more, the maximum amount which could be paid to the executive without the executive incurring an excise tax. This gross-up provision is intended to preserve the level of benefits to be provided under the agreement, but includes the 10% threshold to avoid situations where the cost far outweighs the benefit to the employee.

Potential Recovery

In the event relevant performance measures on which incentive payments are based are subsequently restated due to material noncompliance with financial reporting requirements or otherwise adjusted in a manner that would reduce the size of a payment, the Compensation Committee would seek recovery of incentive payments if the Committee determines that there existed any misconduct by the particular participant or any other circumstances which would warrant recovery of any awards previously granted.

In addition, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires the SEC to direct the national securities exchanges to prohibit the listing of any security of an issuer that does not develop and implement a clawback policy. The SEC has not yet finalized its rules related to these clawback policies. Once the final rules are in place, the Company will adopt a policy that complies with SEC regulations.

Tax and Accounting Considerations

Code Section 162(m) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to a company’s chief executive officer or any of the three other most highly compensated executive officers unless the compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Where appropriate, we intend to structure compensation for our NEOs so that it qualifies for deductibility under Code Section 162(m). However, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and our Board and Compensation Committee reserve the right to pay non-deductible compensation when appropriate.

Other tax considerations factor into the design of our compensation programs. Code Section 409A provides that amounts deferred under non-qualified deferred compensation plans are included in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. It is our intent that our non-qualified deferred compensation plans will generally be designed, operated and administered to meet these requirements.

Code Section 280G disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. In the event that a portion of a potential payout to our CEO under his existing change-in-control agreement would be classified as an excess parachute payment, we may be denied a federal income tax deduction, and our CEO may become entitled to a gross-up tax payment to compensate him or make him whole in respect of the excise tax. No other NEO or other executive officer has any potential tax gross up protection in connection with a change in control event.

Accounting considerations will also be taken into account in designing the compensation programs made available to NEOs. Principal among these is the accounting standard which addresses the accounting treatment of equity-based compensation.

Report of the Compensation Committee

The information contained in the following Report of the Compensation Committee shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission, or to be incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2010 Annual Report on Form 10-K.

Respectfully Submitted:

COMPENSATION COMMITTEE

Diane M. Coffey (Chair)

James R. Baio

Mark C. Treanor

Summary Compensation Table

The following table provides information concerning the compensation for fiscal years 2008 through 2010 of the Company’s chief executive officer, chief financial officer and our two other executive officers as well as two former executive officers who would have been one of the three most highly compensated other executive officers had he or she been an executive officer at the end of fiscal 2010 (the “named executive officers”).

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus ($) (d)		Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation (3) ($) (g)		All Other Compen- sation (4) ($) (i)	Total ($) (j)
George R. Aylward	2010	425,000	—		525,000	—	926,500		15,900	1,892,400
President and Chief Executive Officer	2009	425,000	—		850,992	130,628	510,000		17,356	1,933,976
	2008	348,333	171,500		294,307	240,162	—		21,408	1,075,710

Michael A. Angerthal	2010	350,000	—		150,000	—	419,650		9,800	929,450
Executive Vice President, Chief Financial Officer	2009	350,000	100,000		373,720	89,649	210,000		9,800	1,133,169
	2008	83,523	419,375		—	—	30,625		477	534,000

Jeffrey T. Cerutti	2010	175,000	450,000	(5)	145,135	52,873	254,000	(5)	—	1,077,008
Executive Vice President, Retail Distribution

Francis G. Waltman	2010	250,000	—		175,000	—	263,644		9,800	698,444
Executive Vice President, Product Management	2009	250,000	80,000		286,860	44,821	135,000		6,500	803,181
	2008	107,639	94,479		75,002	—	25,521		6,458	309,099

Nancy B. Curtiss	2010	125,000	—		125,000	—	109,000		6,809	365,809
Executive Vice President, Operations (Former)	2009	248,333	20,000		209,374	33,810	105,000		9,800	626,317
	2008	239,167	—		48,005	135,238	46,200		9,200	477,810

J. Steven Neamtz	2010	109,375	—		175,000	—	256,225		911,860	1,452,460
Executive Vice President, Retail Distribution (Former)	2009	275,000	—		366,760	76,840	360,000		8,250	1,086,850
	2008	275,000	390,000		168,756	67,382	210,000		8,766	1,119,904

(1)	The amounts reported in this column represent the base salaries earned by each of the named executive officers for the listed fiscal year and have not been reduced for deferrals. Mr. Cerutti commenced employment with the Company on June 1, 2010; Mr. Angerthal commenced employment with the Company on October 6, 2008; and Mr. Waltman re-commenced employment with the Company on July 28, 2008. Accordingly, the amounts shown in this column for the respective time periods represent the salaries paid to such persons from the date of hire through the end of the fiscal year. Ms. Curtiss retired from the Company on June 30, 2010 and Mr. Neamtz departed from the Company on May 24, 2010. Accordingly, the amounts shown in this column for the respective time periods represent the salaries paid to such persons from the commencement of the fiscal year through the last day of employment with the Company.

(2)	The amounts reported in these columns reflect the aggregate fair value of stock awards that could have been earned (column e) and option awards (column f) as described further below.

Stock awards, other than stock option awards, reported above for 2010, 2009, and 2008 comprised the following:

	Year of Award/ LTIP	Initial Equity Grant: RSU Awards ($)	LTIP Awards at Target ($)	Other Stock Awards ($)	Total Awards at Target ($)	Actual LTIP Awards ($)
George R. Aylward	2010	—	525,000	—	525,000	682,500
	2009	325,992	525,000	—	850,992	418,950
	2008	—	244,997	49,310	294,307	244,997

Michael A. Angerthal	2010	—	150,000	—	150,000	195,000
	2009	223,720	150,000	—	373,720	119,700
	2008	—	—	—	—	—

Jeffrey T. Cerutti	2010	—	—	145,135	—	—
	2009	—	—	—	—	—
	2008	—	—	—	—	—

Francis G. Waltman		—	175,000	—	175,000	227,500
	2009	111,860	175,000	—	286,860	139,650
	2008	—	—	75,002	75,002	—

Nancy G. Curtiss	2010	—	125,000	—	125,000	—
	2009	84,374	125,000	—	209,374	99,750
	2008	—	48,005	—	48,005	48,005

J. Steven Neamtz	2010	—	175,000	—	175,000	—
	2009	191,760	175,000	—	366,760	139,650
	2008	—	68,753	100,003	168,756	68,753

The amount of the awards reported above consists of the value of the awards, both at target and those actually earned, during the respective years, whether or not such awards have vested, and do not necessarily correspond to the actual value that has been or will be received by our named executive officers.

Initial Equity Grant

Following the spin-off, the Compensation Committee considered (i) the importance of immediately aligning equity interests of Virtus executives, management and portfolio managers with the interests of our shareholders and at the same time providing added incentive to profitably grow our business and participate with our shareholders in appreciation in the value of our Company, and (ii) an appropriate level of dilution for an initial aggregate equity grant in a new public company. As a result, the Compensation Committee considered it appropriate, in recognition of the above factors, to provide an initial equity grant. The grant was made on April 20, 2009 with a combination of RSUs (reflected above) and stock options (reflected in column f) using a closing price of $9.40 per share.

LTIP Awards

For the purpose of this table, the value reported for each named executive for the 2010 LTIP performance-contingent RSU awards (LTIP) are shown at targeted amounts at the date the plan was approved by the Compensation Committee rather than the actual final amount earned. If, however, the highest level of performance conditions had been achieved under the 2010 LTIP, the potential grant date fair value of the RSU awards for each of our named executive officers (excluding the impact of estimated forfeitures) would have been as follows: $1,050,000 for Mr. Aylward; $300,000 for Mr. Angerthal; $350,000 for Mr. Waltman; $250,000 for Ms. Curtiss; and $350,000 for Mr. Neamtz. Ms. Curtiss (by reason of her retirement) and Mr. Neamtz (by reason of his separation) forfeited their right to receive any award under the 2010 LTIP.

Other Stock Awards

Other stock awards reported above, for 2008, were related to various compensation plans provided by our former parent company and, for 2010, were granted to Mr. Cerutti in connection with his commencement of employment with the Company.

Option Awards

The value of stock options was computed in accordance with Generally Accepted Accounting Principles using the Black-Scholes model, but excluding the impact of estimated forfeitures. Additional information concerning the Company’s accounting for stock options and on the valuation assumptions used by management is included in Note 14 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K (“2010 Form 10-K”).

(3)	The amounts reported in this column reflect the actual cash award for the respective year, calculated based on measurement against plan metrics and performance conditions.

(4)	The amounts reported in this column for 2010 represent Company contributions to the 401(k) Plan and, for Mr. Aylward and Ms. Curtiss, dividend equivalents on legacy RSU grants from the Company’s former parent (which were converted into Company stock at the time of the spin-off). In accordance with the material terms of our Executive Severance Allowance Plan, for Mr. Neamtz, the amount also includes a severance payment of $875,000 as well as one year of outplacement services and certain subsidized health and welfare benefits, as described in more detail under the “Termination Payments and Change-in-Control Arrangements” section below.

(5)	Mr. Cerutti received a $50,000 sign-on bonus and was entitled to a guaranteed payment of $400,000, or the amount actually earned under the 2010 Annual Incentive Plan, whichever was greater. Going forward, the annual cash incentive compensation of Mr. Cerutti will be determined in accordance with the Company’s performance-based annual cash incentive program.

Grants of Plan-Based Awards in Fiscal Year 2010

The table below provides information on stock options, RSUs, and equity- and cash-based performance awards granted to each of the Company’s named executive officers (“NEOs”) during the fiscal year ended December 31, 2010. All awards were made under our Omnibus Incentive and Equity Plan.

Names (a)	Grant Date (b) (1)	Date of Compensation Committee Approval (c) (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (2)			Estimated Future Payouts Under Equity Incentive Plan Awards ($) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (k) (4)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m)
			Threshold (d)	Target (e)	Maximum (f)	Threshold (g)	Target (h)	Maximum (i)
George R. Aylward			425,000	850,000	1,700,000
	03/03/10	03/03/10				262,500	525,000	1,050,000				525,000
Michael A. Angerthal			175,000	350,000	700,000
	03/03/10	03/03/10				75,000	150,000	300,000				150,000
Jeffrey T. Cerutti			300,000	600,000	1,200,000
	06/01/10	05/20/10							6,360			145,135
	06/01/10	05/20/10								4,240	22.82	52,873
Francis G. Waltman			112,500	225,000	450,000
	03/03/10	03/03/10				87,500	175,000	350,000				175,000
Nancy G. Curtiss			100,000	200,000	400,000
	03/03/10	03/03/10				62,500	125,000	250,000				125,000
J. Steven Neamtz			300,000	600,000	1,200,000
	03/03/10	03/03/10				87,500	175,000	350,000				175,000

(1)	For the purpose of this table, the grant date represents the date the 2010 LTIP was approved by the Compensation Committee and the date certain equity grants were made to Mr. Cerutti in connection with his commencement of employment with the Company. Mr. Cerutti’s equity awards were established at the Committee’s regularly scheduled May 20, 2010 meeting.

(2)	The amounts reported in these columns represent the annual cash incentive opportunities under the Company’s Annual Incentive Plan for each of our NEOs for the 2010 performance period. The metrics against which performance was measured under this plan, as well as the payouts, are discussed above in the Compensation Discussion and Analysis under Base Salary and Incentive Pay – Annual Incentive Plan. The amounts actually earned by our NEOs under the 2010 Performance Incentive Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)	The amounts reported in these columns represent the RSU award opportunities (initially denominated in cash) under the Company’s 2010 Long-term Incentive Plan for each of our NEOs. The metrics against which performance was measured under this plan, as well as the payouts, are discussed above in the Compensation Discussion and Analysis under Base Salary and Incentive Pay – Long-term Incentive Plan. In accordance with the terms of the 2010 LTIP, the actual RSU awards were granted by our Compensation Committee on March 15, 2011, and were determined by dividing the value of the award earned by each participant by the closing price of our Common Stock on March 15, 2011.

(4)	The amounts reported in these columns represent the equity grants made to Mr. Cerutti in connection with his commencement of employment with the Company.

The Virtus Investment Partners, Inc. Omnibus Incentive and Equity Plan

All equity awards and any annual or long-term incentive awards made to our NEOs are made under the Omnibus Plan. The Omnibus Plan provides for grants of stock options (which may consist of incentive stock options or nonqualified stock options), stock appreciation rights, stock awards (which may consist of restricted stock and restricted stock units), performance awards (both cash and equity) and any other types of equity awards. The terms of the awards will be embodied in an award agreement, and awards may be granted singly, in combination or in tandem. All or part of an award may be subject to such terms and conditions established by our Compensation Committee, including, but not limited to, continuous service with the Company and its affiliates, achievement of specific business objectives, and attainment of performance goals. Our Compensation Committee does not have the right without stockholder approval to re-price outstanding options or stock appreciation rights (other than in connection with corporate transactions involving the Company, such as a stock split, merger, spin-off, or similar transaction) or to cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original award.

Outstanding Equity Awards at 2010 Fiscal Year-End

The table below provides information on the stock options and RSUs held by each of the Company’s named executive officers as of December 31, 2010.

	Option Awards						Stock Awards (1)
Name (a)	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
	Exercisable (b)	Unexercisable (c)
George R. Aylward	2,361	—			44.59	06/25/12
	7,266	—			29.81	11/04/14
	9,082	—			39.89	02/02/16
	10,899	—			40.00	02/08/17
	13,012	6,509	(3)		31.38	02/13/18
	—	23,120	(2)		9.40	04/20/19
							7,808	(4)	354,267
							34,680	(2)	1,573,432
							21,256	(7)	964,385
										15,043	(8)	682,500
Michael A. Angerthal	—	15,867	(2)		9.40	04/20/19
							23,800	(2)	1,079,806
							6,073	(7)	275,532
										4,298	(8)	195,000
Jeffrey T. Cerutti	—	4,240	(5)		22.82	06/01/20
							6,360	(5)	288,553
Francis G. Waltman	—	7,933	(2)		9.40	04/20/19
							2,376	(6)	107,792
							11,900	(2)	539,903
							7,085	(7)	321,446
										5,014	(8)	227,485
Nancy G. Curtiss(10)	2,179	—			44.59	06/25/12
	2,548	1,276	(3)		31.38	06/30/13
	4,843	2,423	(9)		30.42	06/30/13
	—	5,984	(2)		9.40	06/30/13
J. Steven Neamtz	—	—		—	—	—	—		—

(1)	All RSU values are based on the closing price of $45.37 on December 31, 2010.

(2)	This option and RSU award cliff vests on April 20, 2012.

(3)	This option vested on February 13, 2011.

(4)	These RSUs cliff vested on February 13, 2011.

(5)	This option and RSU award cliff vests on June 1, 2013.

(6)	These RSUs cliff vest on August 14, 2011.

(7)	This amount represents the number of RSUs awarded to the named executive officer under the 2009 LTIP. This award will cliff vest on March 15, 2012.

(8)	This hypothetical amount represents the number of RSUs that would have been awarded to the named executive officer under the 2010 LTIP had the award been determined by dividing the value of the actual award earned by each participant by the closing price of our Common Stock on December 31, 2010 (which was $45.37 per share). The actual grant of RSUs was made on March 15, 2011 using the closing price of our Common Stock on that date. The RSU awards will cliff vest on March 15, 2013.

(9)	This option vested on March 5, 2011.

(10)	In connection with her retirement from the Company on June 30, 2010, and in accordance with the terms of our Omnibus Incentive and Equity Plan, Ms. Curtiss’ options will continue to vest in accordance with the terms of the applicable grant and will be exercisable for the shorter of 3 years from the date of her retirement or the remaining term of the option.

Option Exercises and Stock Vested for Fiscal Year 2010

The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during 2010 by each of our named executive officers.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e) (1)
George R. Aylward	—	—	13,851	386,326

Michael A. Angerthal	—	—	—	—

Jeffrey T. Cerutti	—	—	—	—

Francis G. Waltman	—	—	—	—

Nancy G. Curtiss	—	—	5,524	103,409

J. Steven Neamtz	—	—	12,199	270,937

(1)	The value realized on vesting is computed by multiplying the number of RSUs subject to vesting by the market price of our Common Stock on the vesting date.

Non-Qualified Deferred Compensation in Fiscal Year 2010

The following table reflects each named executive officer’s 2010 compensation deferrals, Company contributions, earnings, withdrawal activity, and aggregate balance as of December 31, 2010 under the Company’s Non-Qualified Excess Investment Plan (the “Excess Plan”) as well as the portion of the aggregate balance as of December 31, 2010 that was reported in Summary Compensation Tables for prior years.

Name (a)	Executive Contributions in Last FY ($)(b) (1)	Registrant Contributions in Last FY ($)(c) (2)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)		Aggregate Balance at Last FYE ($)(f)	Portion of Aggregate Balance at Last FYE Reported in Prior SCT ($)(g)

George R. Aylward	(913)	0	8,543	—		55,626	43,470

Michael A. Angerthal	—	—	—	—		—	—

Jeffrey T. Cerutti	—	—	—	—		—	—

Francis G. Waltman	—	—	—	—		—	—

Nancy B. Curtiss	—	—	2	176,945	(3)	0	—

J. Steven Neamtz	—	—	—	—		—	—

(1)	These figures represent voluntary deferrals of salary during 2010 and are also reported for 2010 under column (b) (“Salary”) of the Summary Compensation Table. In 2009, $913 in executive contributions were erroneously credited to Mr. Aylward’s Excess Plan account instead of his 401(k) account. This error was corrected in 2010.

(2)	These figures represent the Company’s 2010 contributions to the non-qualified deferred compensation plans and are also reported for 2010 under column (i) (“All Other Compensation”) of the Summary Compensation Table.

(3)	Ms. Curtiss elected to receive a final distribution of her account balance in 2010.

The Virtus Investment Partners, Inc. Non-Qualified Excess Investment Plan

The Company maintains the Excess Plan to provide eligible employees with the opportunity to defer receipt of their compensation for purposes of saving for retirement.

Eligible employees are those employees whose compensation is in excess of the limit imposed under Section 401(a)(17) of the Code and are appointed by the Benefit Plans Committee as eligible to participate in the Plan. The Code limitation on qualified plan compensation was $245,000 in 2010. None of our named executive officers made contributions to the Excess Plan during 2010, although Mr. Aylward continues to have a balance under the Excess Plan.

Under the Excess Plan, a participant may elect to defer up to 60% of his or her “compensation,” which is defined under the plan as the portion of a participant’s base salary that exceeds the dollar limit under Section 401(a)(17) of the Code.

Until February 1, 2010, the Company made mandatory matching contributions under the Excess Plan equal to 100% of deferrals up to a limit of 3% of compensation, plus 50% of deferrals until the limit of 5% of compensation was reached. Effective February 1, 2010, our Compensation Committee amended the Excess Plan to eliminate mandatory matching contributions. Voluntary matching contributions going forward that may be made under this plan will be capped at the previous mandatory matching level. The Company did not make any voluntary matching contributions under the Excess Plan during 2010. Under the Excess Plan any matching contributions that may be made by the Company will be fully vested upon completion of one year of service.

Amounts deferred under the Excess Plan are credited to a participant’s deferral account and are deemed invested in the available investment funds selected by the participant. Deferrals are credited to the selected funds based on the market price for such funds on the date such compensation would otherwise have been paid. Matching contributions are deemed invested in the same funds in which the underlying deferrals are invested.

The rate of return earned on a participant’s deferral account balance is based on the actual performance of the funds in which he or she is deemed invested. There are no above-market or guaranteed returns in the Virtus Excess Plan. Participants can change their investment choices at any time.

Distribution of a named executive officer’s deferral account will be governed by the terms of the Excess Plan and will be made, or commence, on the fifteenth day of the month following the participant’s separation from service. Distribution of a participant’s deferral account will be made either in a lump sum payment or in annual installment payments over a period of 2 to 10 years, as elected by the participant prior to the year in which the services giving rise to the deferrals are rendered. However, if upon separation from service, the participant’s deferral account balance is $25,000 or less, his or her deferral account will be paid in a lump sum. A participant may make a one-time change to his or her distribution election, provided that (i) the change is made at least one year prior to the date that payment otherwise would have been made, or commenced, and (ii) payment will not be made, or commence, for at least five years after the date payment would otherwise have been made, or commenced. Payments from the Excess Plan may be delayed upon a participant’s termination of employment to the extent necessary to comply with Section 409A of the Code.

If a participant has a financial unforeseeable emergency, the participant can request an in-service distribution of his or her deferral account to the extent permitted by Section 409A of the Code and any other applicable laws. The distribution will be made on the fifteenth day of the month following approval of the unforeseeable emergency. Loans are not permitted under the Excess Plan.

Termination Payments and Change-in-Control Arrangements

Each of our current named executive officers participates in the Company’s Executive Severance Allowance Plan. In connection with his departure from the Company, Mr. Neamtz received payments in accordance with the material terms of the Executive Severance Allowance Plan. The Company has also established a Change-in-Control Agreement for our CEO, Mr. Aylward. These arrangements are described below. No incremental benefits would be provided under these arrangements in the event of termination by the Company for cause or a voluntary termination by the named executive officer without good reason.

Executive Severance Allowance Plan

Receipt of benefits under the Executive Severance Allowance Plan (the “Severance Plan”) are conditioned on a number of factors, including covenants within the terms of that plan and the signing of a Severance Agreement and Release containing certain covenants (see (i), (ii) and (iv) in the next sentence) and a release of claims against the Company. The Severance Plan conditions receipt of benefits on: (i) refraining from interfering with ongoing operations and refraining from making disparaging remarks concerning the Company, its representatives, agents and employees; (ii) refraining from solicitation of employees, agents, representatives and/or clients of the Company; (iii) returning all Company property; and (iv) maintaining the confidentiality of confidential and proprietary information. Failure to comply with any of these covenants/conditions would cause immediate cessation of all payments under the plan, and the executive would be required to immediately reimburse the Company for all payments previously made.

An executive would not be entitled to receive benefits or payments under the Severance Plan if he or she is terminated for cause, as determined in the sole discretion of the Company, which, for this purpose, would include (i) a conviction of (or plea of nolo contendere to) a felony or other crime involving fraud or moral turpitude; (ii) an act of misconduct (including a violation of our Code of Conduct); (iii) unsatisfactory performance; or (iv) a failure to attempt or refusal to perform legal directives of the Board or our executive officers.

Except as described above, under the Severance Plan, if a named executive officer is involuntarily terminated for any reason or terminated voluntarily or involuntarily by resignation upon the Company’s written request, he or she will be eligible to receive, subject to certain exceptions:

•	12 months of base salary (or, 18 months for our CEO);

•

the average of the named executive officer’s actually earned and paid annual cash incentive award for the prior two completed fiscal years or, for our CEO, 1.5 times this average (provided that, for the first two years that the Severance Plan is in effect, the cash amount will be equal to the target annual cash incentive award in effect during the year in which the separation event occurs or, for our CEO, 1.5 times such target); and

•	a pro-rata portion of the annual incentive award actually earned by the named executive officer for the fiscal year in which he or she separated from service.

Any such severance amounts paid by the Company may be made in the form of a lump sum payment or in equal periodic installments, provided that the pro-rata portion of any actually earned annual incentive award generally would be paid after the actual amount earned is calculated following the end of the applicable fiscal year and, provided further, that no severance payment would be paid later than March 15 of the calendar year following the executive’s separation from service with the Company (unless otherwise required pursuant to Code Section 409A).

Our named executive officers would also be entitled under the Severance Plan to receive outplacement services for six months and continued subsidized medical and dental coverage for 12 months of the 18-month COBRA continuation period, if the executive elects coverage under COBRA.

Upon termination of employment, all named executive officers would be entitled to receive, in accordance with the terms of the applicable plan and the elections of the named executive officer, distribution of his or her account balances under the Company’s Savings and Investment 401(k) Plan and the Company’s Excess Investment Plan. The aggregate balance of each of our named executive officer’s account under the Company’s Excess Investment Plan as of December 31, 2010 is reflected in the “Nonqualified Deferred Compensation Table” above.

In the event that Mr. Aylward was entitled to receive payments from the Company under his Change-in-Control Agreement, he would not receive payments from the Company under the Severance Plan.

Acceleration of Equity Awards

Pursuant to the terms of the Company’s option award agreements, if a named executive officer terminates employment with the Company by reason of death, he or she would be entitled to immediate vesting of such options. If such termination of employment is by reason of disability or retirement, such options vest in accordance with the terms of the grant. If such termination of employment is for cause, all options granted which are then outstanding are immediately forfeited. If a named executive officer is terminated for any other reason, unvested options as of the termination date will be immediately forfeited and the named executive officer will have the right to exercise vested options prior to the original expiration date or within 120 days, whichever period is shorter. In the event of a change of control, as described below, all unvested options automatically vest, however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith that, prior to the change in control, such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Company’s Omnibus Plan.

Pursuant to the terms of the Company’s RSU award agreements, if a named executive officer terminates employment with the Company by reason of death, disability or retirement, or an involuntary termination event occurs that would otherwise qualify the named executive officer for severance pay and benefits under a Company approved severance plan or other arrangement, a pro rated portion of the RSUs vest automatically based on the number of days the officer actually worked since the grant date (or in the case of an award which becomes vested in installments, since the date, if any, on which the last installment of such RSUs became vested). The amount subject to immediate vesting would be calculated by subtracting the number of RSUs already vested from a number equal to the product of (i) the number of RSUs awarded to the named executive officer multiplied by (ii) the ratio of (x) the number of days that such person was actively employed by the Company since the award was granted divided by (y) the number of days between the grant date and the last scheduled vesting date. However, in the case of an award subject to outstanding performance goals, vesting would generally only occur in the event of death, disability, retirement or in connection with a change in control, with any such vesting deferred until the end of the applicable performance period. Any amount vested would be based on the number of RSUs, if any, that would have been earned based on the attainment or partial attainment of such performance goals, but prorated for the number of months the executive was employed by the Company during the performance cycle. Any unvested RSUs at the date of termination of employment (or which do not become vested after such date as set forth in the preceding sentence) are automatically cancelled upon such termination of employment. Similarly, if a named executive officer ceases to be employed by the Company for any reason other than those discussed above, all unvested RSUs as of the termination date are automatically forfeited. Except as described above in connection with outstanding performance awards, in the event of a change of control, as defined below under “Change-in-Control Agreement with Mr. Aylward,” all unvested RSUs automatically vest, however, no automatic vesting would occur if the Compensation Committee reasonably determines in good faith that, prior to the change in control, that such awards would be honored or assumed or a new award would be substituted with substantially similar conditions to the current award and with provisions that allow for immediate vesting if the executive is involuntarily terminated for any reason including death, disability or not for cause, or is constructively terminated as defined in the Omnibus Plan under certain conditions as described in the Company’s Omnibus Plan.

Illustrations of Compensation and Benefits Upon Termination of Employment for Various Reasons

The following table summarizes the value of the compensation and benefits that our current named executive officers would have received under the Severance Plan if their employment had been involuntarily terminated (other than for cause) as of December 31, 2010.

	Payment for Involuntary Terminations (6)
	George R. Aylward	Michael A. Angerthal	Jeffrey T. Cerutti	Francis G. Waltman
Severance
Base Salary Component	$637,500	$350,000	$300,000	$250,000
Annual Incentive Component (1)	$1,275,000	$350,000	$600,000	$225,000
Other Compensation
2010 Annual Incentive Earned (2)	$926,500	$419,650	$654,000	$263,644
Total Severance and Other Compensation	$2,839,000	$1,119,650	$1,554,000	$738,644
Acceleration of Equity Awards (see footnote 3 for values upon a change in control)
Unvested Equity Awards (3)	$1,486,179	$683,996	$56,078	$476,311
Benefits
Health & Welfare (4)	$5,481	$15,381	$15,381	$15,381
Outplacement (5)	$5,195	$5,195	$5,195	$5,195
Total Severance, Other Compensation, and Benefits	$4,335,855	$1,824,222	$1,630,654	$1,235,528

(1)	As applicable, the amount in this row is equal to the named executive officer’s average earned and paid annual cash incentive (except that, for Mr. Aylward, this amount is equal to 1.5 times his average). However, for the first two years of the plan, earned and paid cash will be equal to the target annual incentive in effect during the year of separation.

(2)	As applicable, the amount in this row is equal to the pro-rata actual award earned by the named executive officer under the Company’s 2010 Annual Incentive Plan based on 2010 performance.

(3)	The value reported in this row is based on the closing price of our Common Stock on December 31, 2010 (which was $45.37 per share) multiplied by the applicable number of unvested RSUs held by the named executive officer on December 31, 2010 that would accelerate upon involuntary termination. Unvested options are immediately cancelled upon involuntary termination and are therefore excluded from this calculation.

If a change in control event had occurred on December 31, 2010, payments related to unvested RSUs would have been equal to: $1,355,338 for Mr. Angerthal; $288,553 for Mr. Cerutti; and $969,141 for Mr. Waltman; and payments related to unvested options would have been equal to $570,736 for Mr. Angerthal; $95,612 for Mr. Cerutti; and $285,350 for Mr. Waltman. The value of option awards for this purpose is based on the spread between the closing price of our Common Stock on December 31, 2010 (which was $45.37 per share) and the exercise price of the option multiplied by the applicable number of options held by the named executive officer on December 31, 2010 that would accelerate upon a change in control. These numbers assume that the Compensation Committee did not make the determination discussed under “Acceleration of Equity Awards” above and that all equity awards have automatically vested.

See the “Change in Control Agreement with Mr. Aylward” section for a description of the change-in-control terms for unvested equity awards held by Mr. Aylward.

(4)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for the named executive officers for 12 months, based on coverage elections in effect for 2010.

(5)	The amount in this row reflects the estimated Company cost of providing outplacement services for the named executive officers for 6 months.

(6)	In connection with her retirement from the Company on June 30, 2010, and in accordance with the terms of our Omnibus Incentive and Equity Plan, Ms. Curtiss was entitled to receive her earned 2010 Annual Incentive Plan award, pro-rated based on the number of days she was employed with the Company prior to her retirement ($109,000); immediate vesting of outstanding RSUs, pro-rated in the manner described above under the heading “Acceleration of Equity Awards” ($103,409); and outplacement services for 6 months. Ms. Curtiss’ options will continue to vest and be exercisable as set forth in the Outstanding Equity Awards at 2010 Fiscal Year-End table above.

Mr. Neamtz separated from the Company on May 24, 2010 and was entitled to receive the benefits described above under the heading “Executive Severance Allowance Plan”, including the base salary component ($275,000); annual incentive component ($600,000); his earned 2010 Annual Incentive Plan award, pro-rated based on the number of days he was employed with the Company prior to his separation ($256,225); and continuation of certain health and welfare benefits ($19,909) . The Company agreed to provide Mr. Neamtz with 12 months of outplacement services ($9,895) and he was entitled to immediate vesting of outstanding RSUs, pro-rated in the manner described above under the heading “Acceleration of Equity Awards” ($270,937).

Change-in-Control Agreement with Mr. Aylward

Under a Change-in-Control Agreement (the “Change-in-Control Agreement”) with our CEO, Mr. Aylward would be provided with separation benefits upon his termination of employment in connection with a “change-in-control” of the Company. The protections provided under the Change-in-Control Agreement can only be triggered by termination of employment either: (i) by the Company for reasons other than death, disability (as defined in the agreements), “cause” or retirement; or (ii) by Mr. Aylward for “good reason,” provided such termination occurs within the two years following, or is effectively connected with, the occurrence of a change-in-control. Mr. Aylward would not receive any incremental benefits by reason of his death, disability, termination by us for cause or his voluntary termination of employment, whether by retirement, resignation or otherwise, without good cause.

The Change-in-Control Agreement has an initial term of two years, but will automatically renew for successive one-year terms unless either party provides written notice to the other party that such party does not want the term of the agreement extended within 60 days prior to the scheduled expiration date.

Under the Change-in-Control Agreement, following a change-in-control and for an additional 2.5 years after any termination event, regardless of whether Mr. Aylward voluntarily terminates his employment or is involuntarily terminated with or without cause or for good reason, he is subject to non-solicitation restrictions pursuant to which he may not induce, encourage or solicit any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either: (i) terminate their respective relationship or contracts with the Company or its affiliates; or (ii) not place business with the Company or its affiliates. In addition, following a termination event, Mr. Aylward would be required to continue to maintain the confidentiality of all confidential or proprietary information known to him concerning the Company and its affiliates and their business and would be required, upon request, to return materials containing such information.

Definitions

Under the Change-in-Control Agreement, the terms listed below are defined as follows:

“Change-in-control” generally means the first occurrence of any of the following:

•	any person or group acquires 25% or more of the voting power of the Company’s securities;

•

within any 24-month period, the persons who presently make up our Board, or who become members of our Board with the approval of a majority of the persons who constituted our Board of the beginning of any such period, cease to be at least of majority of the Board of the Company or any successor to the Company;

•

the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated (a “Corporate Event”), if immediately following the consummation of such Corporate Event those persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the voting power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

•	the approval by shareholders of the Company of a plan of liquidation with respect to the Company; or

•	any other event occurs which the Board declares to be a change-in-control.

“Cause” generally means:

•	a conviction of (or plea of nolo contendere to) a felony;

•

an act of willful misconduct that has a material adverse impact on the Company or its affiliates (provided that no act, or failure to act, on Mr. Aylward’s part would be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company); or

•

a failure in good faith to perform legal directives of the Board, which are consistent with the scope and nature of his employment duties and responsibilities if such failure is not remedied by him within 30 days after notice of such non-performance is given to him.

“Good Reason” generally means that, following a change-in-control of the Company, any of the following events has occurred without Mr. Aylward’s express written consent (if such occurrence is not remedied by the Company within 30 days upon receipt of written notice):

•	a material reduction in his title, position, duties or responsibilities as President and CEO;

•	relocation of his principal place of business outside of a 35-mile radius of the current location;

•	a material reduction in his base salary, total incentive compensation opportunity or a reduction in the employee benefits provided him under the Company’s employee benefit plans; or

•	any failure to obtain the assumption and agreement to perform the Change-in-Control Agreement by a successor.

Description of Separation Benefits

If following a change-in-control of the Company, Mr. Aylward was terminated without cause or he terminated his employment for good reason, he would generally be entitled to receive the following incremental benefits (which would be provided in lieu of, and not in addition to, any severance benefits payable to him under any other Company plan):

•

a lump-sum cash payment equal to 2.5 times the sum of his current base salary and his target under the annual cash incentive program maintained by the Company in the year in which his employment with the Company terminates;

•

continued participation in all of the employee and executive plans providing medical, dental and long-term disability benefits in which he participated prior to the termination event for a period of 2.5 years;

•	full vesting of all outstanding stock option, RSU or other equity awards (with any such vested options remaining exercisable for the lesser of two years or the duration of their normal terms);

•

an amount equal to the pro-rata portion of the annual incentive award earned for the year in which the termination occurs (or target incentive, if greater) and a pro-rata portion of long-term awards for each then open cycle at target;

•

a lump sum payment equal to 2.5 years of additional contributions that would have been made to the Company’s 401(k) Plan and/or the Excess Investment Plan (assuming that he was contributing to each such plan during such period at the rate in effect immediately prior to the termination event or change-in-control event, whichever is higher);

•	outplacement services for a period of one year; and

•

if any payment or benefit due and payable under the Change-in-Control Agreement were to trigger any excise tax imposed by Section 4999 of the Code, the Company would make a “gross-up” payment to Mr. Aylward to cover any such excise tax liability as well as any income tax liability incurred as a result of the gross-up.

The following table summarizes the value of the compensation and benefits that Mr. Aylward would have received under the Change-in-Control Agreement if his employment had been terminated involuntarily (other than for cause) or if Mr. Aylward had terminated employment for good reason in connection with a change-in-control as of December 31, 2010.

Change- in-Control Payments
Severance
Base Salary Component	$1,062,500
Annual Incentive Component	$2,125,000
Other Compensation
2010 Annual Incentive (1)	$926,500
2010 LTIP (2)	$682,500
Unvested Service-Based RSUs (3)	$2,892,083
Unvested Stock Options (4)	$922,687
Incremental Non-Qualified Company Match (5)	$24,500
Tax Gross Up (6)	$2,372,294
Benefits and Perquisites
Health & Welfare (7)	$15,403
Outplacement	$9,895
Total Severance, Other Compensation, Benefits and Perquisites	$11,033,362

(1)	Reflects the actual award earned by Mr. Aylward under the Company’s Annual Incentive Plan for 2010.

(2)	Reflects the target award for Mr. Aylward under the 2010 cycle of the Company’s Long-term Incentive Plan.

(3)	The value reported in this row is based on the closing price of our Common Stock on December 31, 2010 (which was $45.37 per share) multiplied by the number of unvested RSUs held by Mr. Aylward on December 31, 2010.

(4)	The value reported in this row is based on the spread between the closing price of our Common Stock on December 31, 2010 (which was $45.37 per share) and the exercise price of the option multiplied by the number of unvested options held by Mr. Aylward on December 31, 2010.

(5)	Reflects the amount that the Company would have, pursuant to the applicable Company matching formula, contributed to the Company’s 401(k) Plan and credited to the Company’s Excess Investment Plan over the next 2.5 years.

(6)	If any payment or benefit due and payable under the Change-in-Control Agreement causes any excise tax imposed by Section 4999 of the Code to become due and payable, the Company will pay Mr. Aylward a “gross-up” payment so that he is in the same after-tax position as he would have been had the excise tax not been payable. If, however, a limited reduction of severance payments would avoid the excise tax, then Mr. Aylward’s payment would be reduced in order to eliminate the need for a gross-up payment. We would reduce payments for this purpose only if the reduction would not exceed 10% of the amount of payments that could be received by Mr. Aylward without triggering the excise tax.

(7)	The amount in this row reflects the estimated Company cost of continuing to subsidize certain health and welfare benefits for 30 months.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Paid in 2010

There was no change to the pay of Directors in 2010 from levels originally set in 2008. In connection with our spin-off from our former parent, its management conducted a review and assessment of the current market practices for asset management companies’ director compensation. Our former parent advised us that in selecting the companies reviewed and in assessing the results, it considered that many of the companies included in the review were significantly larger than the Company, and pay level, even for directors, generally correlates with company size; our former parent looked at compensation at the 25th percentile for setting the total pay level, which is comparable to the pay levels of other small companies in the peer group; and as a secondary reference, our former parent also considered compensation relative to its board of directors. In establishing the initial compensation structure for our non-employee directors, our former parent advised us that it analyzed the total compensation for all directors compared to peer companies; and cash and equity compared to peer companies.

The following peer companies were used for purposes of our former parent’s assessment of market practice:

Affiliated Managers Corp.	Epoch Holding Corp.
BNY Mellon Asset Management	Federated Investors
Calamos Asset Management, Inc.	Franklin Resources
Capital Management Alliance	Gamco Investors, Inc.
Cohen & Steers, Inc.	Janus Capital Group
Diamond Hill	Nuveen Investments
Eaton Vance	Pzena Investments
T. Rowe Price Group

The director compensation structure for 2010, described below, is a result of our former parent’s review and assessment of market practices for asset management companies’ director compensation. Going forward, the Company’s Compensation Committee expects to review, not less than biennially, the compensation of our non-employee directors in connection with their service on the Board and on its committees and will recommend to the Board any changes the Compensation Committee believes to be appropriate.

For 2010, each non-employee director of the Company was entitled to receive an annual retainer equal to $110,000 per year. Our non-executive Chairman of the Board was entitled to receive an additional $50,000 per year and each Chair of a committee of our Board was entitled to receive an additional $10,000 per year for each committee chaired.

Directors receiving compensation are paid 50% in cash and 50% in Common Stock. The cash portion is paid quarterly in advance and the equity portion is paid in grants of Common Stock, granted at the annual shareholders meeting.

Certain of our directors do not receive compensation. Mr. Aylward, our Chief Executive Officer, does not receive any compensation for his services as a director. Mr. Barry M. Cooper resigned from our Board in January 2010. Messrs. Cooper, Kappele and McKee waived their right to receive any compensation for their services as directors of the Board.

The Compensation Committee has retained its compensation consultant, Mercer, to analyze director compensation for 2011 against industry best practices.

Non-Employee Director Share Ownership Guidelines

Upon recommendation of our Governance Committee, our Board has established director share ownership guidelines in order to evidence and reinforce the alignment of directors’ interests with shareholders’ interests. Under the guidelines, each non-employee director who receives compensation for his or her Board service are expected to retain 42,500 shares of Common Stock. Until the target ownership level has been achieved, each director subject to the guidelines is expected to retain the entire portion of his or her annual retainer fee that is paid in Common Stock, except in connection with certain permissible use to cover tax obligations associated with the awards. Our Board intends to review these guidelines during 2011 in order to establish guidelines that are consistent with industry best practices.

Director Compensation Table

The following table provides information concerning the compensation of each of the Company’s directors (excluding directors who are named executive officers) in 2010.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
James R. Baio	60,000	60,000	—	—	—	—	120,000
Susan Fleming Cabrera	60,000	60,000	—	—	—	—	120,000
Diane M. Coffey	60,000	60,000	—	—	—	—	120,000
Timothy A. Holt	60,000	60,000	—	—	—	—	120,000
Ross F. Kappele	—	—	—	—	—	—	—
Hugh M.S. McKee	—	—	—	—	—	—	—
Edward M. Swan, Jr.	55,000	54,998	—	—	—	—	109,998
Mark C. Treanor	80,000	80,007	—	—	—	—	160,007

(1)	Each director receiving compensation was awarded half of his or her retainer fee in shares of Common Stock granted on May 20, 2010. The full grant date fair value of each such award is reflected in the table above. Additional information concerning the Company’s accounting for stock-based compensation is included in Note 14 of the Notes to Consolidated Financial Statements in our 2010 Form 10-K.

OTHER MATTERS

As of the date of this Proxy Statement, all matters we know of to be presented at the 2011 Annual Meeting are described in this Proxy Statement. Should other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in their discretion.

ADDITIONAL INFORMATION

Shareholders may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including financial statements and schedules included in the annual report on Form 10-K, without charge, by visiting the Company’s website at www.virtus.com or by writing to Investor Relations, Joe Fazzino, at the Company’s principal executive offices: Virtus Investment Partners, Inc., 100 Pearl Street, Hartford, CT 06103. Upon written request to the Company, at the address of the Company’s principal executive offices, the exhibits set forth on the exhibit index of the Company’s Annual Report on Form 10-K will be made available at reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2011. The Proxy Statement and the Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at http://www.proxyvoting.com/vrts (if you hold your shares directly as a shareholder of record) and at http://www.proxyvote.com (if you are the beneficial owner of shares held in street name).

Appendix A

Companies in the Composite of Other Publicly Traded Asset Management Companies

Affiliated Managers Group, Inc.; AllianceBernstein Holding L.P.; BlackRock, Inc.; Calamos Asset Management, Inc.; Cohen & Steers, Inc.; Diamond Hill Investment Group, Inc.; Eaton Vance Corp.; Epoch Holding Corp.; Federated Investors, Inc.; Franklin Resources, Inc.; GAMCO Investors, Inc.; Invesco Ltd.; Janus Capital Group, Inc.; Legg Mason, Inc.; Pzena Investment Management, Inc.; T. Rowe Price Group, Inc.; U.S. Global Investors, Inc.; Waddell & Reed Financial, Inc.; and Westwood Holdings Group, Inc.

Appendix B

Schedule of Non-GAAP Information

(Dollars in thousands)

Virtus reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the company’s ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them only to be additional metrics for both management and investors to consider the company’s financial performance over time, as noted in the footnotes below. Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as Adjusted

Annual Reconciliation

	Twelve Months Ended
	Dec 31, 2010	Dec 31, 2009
Revenues, GAAP basis	$144,556	$117,152
Less:
Distribution and administration expenses	33,205	29,939

Revenues, as adjusted (1)	111,351	87,213

Operating Expenses, GAAP Basis	135,285	123,775
Less:
Distribution and administration expenses	33,205	29,939
Depreciation and amortization	6,929	8,991
Stock-based compensation	3,894	3,520
Restructuring and severance charges	1,635	1,102

Operating Expenses, as adjusted (2)	89,622	80,223

Operating Income, as adjusted (3)	21,729	6,990

Operating margin, GAAP basis	6%	(6)%
Operating margin, as adjusted (3)	20%	8%

(1)	Revenues, as adjusted, is a non-GAAP financial measure calculated by netting distribution and administration expenses from GAAP revenues. Management believes revenues, as adjusted, provides useful information to investors because distribution and administrative expenses are costs that are generally passed directly through to external parties. Effective with the 2010 first quarter, the company no longer pays outside service providers for certain fund administrative and transfer agency services from the fees it collects for open-end funds it manages. These amounts are now paid by the funds directly to third-party service providers and, as a result, the revenue and expense previously recorded by the company for these services are no longer reflected. These payments were reported in the above reconciliation of GAAP to non-GAAP revenue and expenses for the 2009 period.

(2)	Operating expenses, as adjusted, is a non-GAAP financial measure that management believes provides investors with additional information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization and impairments attributable to acquisition-related intangible assets as this may be useful to an investor to consider our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above.

(3)	Operating income, as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues, as adjusted, and operating expenses, as adjusted, as described above.

The above measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Exclusion of items in our non-GAAP presentation should not be considered as an inference that these items are unusual, infrequent or non-recurring.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting.

INTERNET http://www.proxyvoting.com/vrts Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 90192	Fulfillment# 94926

‚  FOLD AND DETACH HERE  ‚

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 3, AND “3 YEARS” ON ITEM 4.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends you vote FOR the following proposals:

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS Nominees:	☐	☐	☐	2.	Ratification of the appointment of PricewaterhouseCoopers as independent registered public accounting firm.	☐	☐	☐

01 02 03	George R. Aylward Edward M. Swan, Jr. Mark C. Treanor
					3.	Approval on an advisory basis (non-binding) of named executive officer compensation.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name(s) in the space provided below.)
*Exceptions					The Board of Directors recommends you vote for 3 YEARS on the following proposal:
						1 year	2 years	3 years	Abstain

					4.	Frequency of advisory shareholder vote on executive compensation. ☐	☐	☐	☐

I will attend the annual meeting	☐

RESTRICTED AREA - SCAN LINE	Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Virtus Investment Partners, Inc. account online.

Access your Virtus Investment Partners, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Virtus Investment Partners, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9 am-7 pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: http://www.proxyvoting.com/vrts

‚  FOLD AND DETACH HERE  ‚

PROXY

VIRTUS INVESTMENT PARTNERS, INC.

2011 Annual Meeting of Shareholders - April 28, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael A. Angerthal, Kevin J. Carr and Mardelle W. Peña, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Virtus Investment Partners Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting of Stockholders of the company to be held April 28, 2011 at 10:30 a.m. Eastern time at the Hilton Hartford Hotel, 315 Trumbull Street, Hartford, Connecticut, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

This proxy, when properly executed, will be voted as specified. If no specification is made, this proxy will be voted FOR the election of each of the nominees listed under proposal 1, FOR proposals 2 and 3, and “3 YEARS” on proposal 4. If any other matters are voted on at the meeting, this proxy will be voted by the proxy holders on such matters in their sole discretion.

As described in the Proxy Statement, if you are a participant in the Virtus Investment Partners, Inc. Savings and Investment Plan (the “401(k) Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, the trustee of the 401(k) Plan. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Voting instructions for shares in the 401 (k) Plan must be received by the trustee by no later than 11:59 PM, Eastern Time, on Monday, April 25, 2011.

Address Change/Comments (Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)